Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
dated December 15, 2010
FOR THE ACQUISITION OF
XOFT, INC.
BY
XAC, INC.
and
iCAD, INC.

EXECUTION VERSION

i

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 15, 2010, by and among iCAD, Inc., a Delaware corporation (“Buyer”), XAC, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), Xoft, Inc., a Delaware corporation (the “Company”), and Jeffrey Bird as the representative of the Company’s stockholders (the “Stockholder Representative”).
BACKGROUND
The Company is in the business of designing, developing, manufacturing, marketing and selling Products in the field of electronic brachytherapy (eBx) (the “Business”). The Stockholders own, collectively, 100% of the issued and outstanding shares of capital stock of the Company.
Merger Sub is a wholly-owned subsidiary of Buyer. Buyer intends to acquire the Company on the terms and conditions set forth in this Agreement.
At the Closing (as defined herein), the parties desire that the Company be merged with and into the Merger Sub (with the Merger Sub surviving the merger) on the terms and subject to the conditions set forth in this Agreement. In the Merger, each issued and outstanding share of capital stock of the Company will be converted into the right to receive a portion of the Merger Consideration.
The Boards of Directors of Merger Sub and Company have each approved this Agreement and the Merger, and all transactions contemplated thereby or herein, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and determined that the Merger is advisable. Buyer has adopted this Agreement and approved the Merger and all transactions contemplated thereby or herein on behalf of Merger Sub, as the sole stockholder of Merger Sub, and in accordance with the DGCL; and
The Company’s Board of Directors has recommended the Merger and this Agreement for approval by the Stockholders, and those Stockholders required by the Company’s constituent documents to approve the Merger, prior to the Closing Date, will have adopted this Agreement and will have approved the Merger.
INTENDING TO BE LEGALLY BOUND, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:
Section 1 Defined Terms
Certain capitalized or defined terms used in this Agreement and not specifically defined in context shall have their respective meanings contained in Exhibit 1A attached hereto.

Section 2 The Merger
2.1 The Merger. At the Effective Time, subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, the Company shall be merged with and into the Merger Sub, the separate corporate existence of the Company shall cease and the Merger Sub shall continue as the surviving corporation (the “Merger”). The Merger Sub, as the surviving corporation of the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”
2.2 Effective Time; Closing.
2.2.1 The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York, New York time on the later of (a) the second day after satisfaction or waiver of the conditions specified in Sections 7 and 8 hereof or (b) such later date as Buyer and the Company may agree (the “Closing Date”). It is contemplated that the Closing shall occur by the exchange of Closing deliveries through the mail and, if necessary, by electronic mail or facsimile. However, if it is required for all parties to be physically present at one location in order to consummate the Closing, such Closing shall take place at the offices of Blank Rome LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York.
2.2.2 At, and subject to, the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger in substantially the form attached to this Agreement as Exhibit B (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Buyer and the Company shall agree and as so specified in the Certificate of Merger (the time at which the Merger becomes effective being hereinafter referred to as the “Effective Time”).
2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at and after the Effective Time: (i) the Surviving Corporation shall possess all of the rights, privileges, powers and franchises, and be subject to all the restrictions, liabilities and duties of each of the Merger Sub and the Company; (ii) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including, without limitation, all choses in action, and all and every other interest of or belonging to or due to either the Merger Sub or the Company shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of either Merger Sub or the Company prior to the Effective Time; and (iii) subject to the terms of this Agreement, all debts, liabilities, duties and obligations of the Company shall become the debts, liabilities, duties and obligations of the Surviving Corporation, and the Surviving Corporation shall henceforth be responsible and liable for all the debts, liabilities, duties and obligations of the Company, and the rights of creditors of the Company shall not be impaired by the Merger, and may be enforced against the Surviving Corporation. For the avoidance of doubt, except as otherwise agreed in writing, none of the pre-Closing Stockholders shall have any right, title or interest in the equity of the Surviving Corporation after the Closing. As of Closing, the Buyer shall be the sole owner of all outstanding ownership and/or equity interests in the Surviving Corporation.

2.4 Charter Documents. At the Effective Time, the Certificate of Incorporation of the Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation. At the Effective Time, the Bylaws of the Merger Sub shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.
2.5 Directors and Officers. From and after the Effective Time, (a) the directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified, and (b) the officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.
2.6 Merger Consideration; Conversion of Capital Stock.
2.6.1 The aggregate consideration to be paid by Buyer and Merger Sub to the Stockholders for their shares of Company Capital Stock (the “Merger Consideration”) shall consist of: (a) 9,101,084 shares of Buyer Common Shares, which number equals 19.999% of Buyer’s outstanding common stock minus 1% of such stock or 91,930 Buyer Common Shares; plus (b) cash in an amount equal to 91,930 shares of Buyer Common Stock multiplied by the Closing Price (the “Cash Consideration”); less (c) the Closing Date Retention Bonus Amount (as defined below); less (d) the number and amount of Buyer Common Shares and Cash Consideration that together equal the amount of any Indebtedness not paid by the Company prior to Closing, including any amounts outstanding under the Note and Security Agreement; less (e) the number and amount of Buyer Common Shares and Cash Consideration that together equals the Transaction Expenses in excess of $1,002,000 (plus an additional $50,000) in the aggregate; less (f) any portion of the Escrow Amount remitted by the Escrow Agent to Buyer pursuant to the Escrow Agreement; less (g) Twenty Five Thousand Dollars ($25,000) for costs and expenses of the Stockholder Representative; less (h) the number and amount of Buyer Common Shares and Cash Consideration that together equal the quotient of (x) the dollar value, if any, by which the Final Closing Working Capital is less than the Target Working Capital Amount divided by (y) the Closing Price, provided, however, that if such amount is less than $25,000, then the reduction in this subclause (h) will be equal to zero; and plus (i) any amounts payable to the Stockholders pursuant to Section 2.11; provided, however, that there shall not be any duplication in any of the foregoing reductions.
2.6.2 At Closing, the Buyer and Merger Sub shall pay the amounts in clauses (a) and (b) in Section 2.6.1 above, as adjusted by clauses (c) through (g), minus (i) the number and amount of Buyer Common Shares and Cash Consideration that together equal the quotient of (x) the dollar value, if any, by which the Estimated Closing Date Working Capital is less than the Target Working Capital Amount divided by (y) the Closing Price, provided, however, that if such amount is less than $25,000, then the reduction in this subclause (i) will be equal to zero, and minus (ii) the Escrow Amount (collectively, the “Closing Date Merger Consideration”). The Closing Date Merger Consideration shall be deposited by Buyer on the Closing Date with the Exchange Agent in accordance with Section 2.7.1 to comprise the “Exchange Fund.”

2.6.3 For purposes of Sections 2.6.1 and 2.6.2, any reductions or additions shall occur in a proportionate amount of Cash Consideration and Buyer Common Shares where the proportion of Cash Consideration to Buyer Common Shares is equal to the proportion of the number of shares of Company Common Stock held by the Stockholders to the number of shares of Company Preferred Stock held by the Stockholders as set forth on the Merger Consideration Calculation Statement delivered pursuant to Section 2.6.7.
2.6.4 Escrow Amount. The Escrow Amount shall be deposited at the Closing with Continental Stock Transfer and Trust Company or such other entity that is acceptable to Buyer and the Shareholder Representative, as escrow agent (the “Escrow Agent”) in accordance with an escrow agreement dated as of the Closing Date in substantially the form attached hereto as Exhibit 2.6.4 (the “Escrow Agreement”) by and among Buyer, the Escrow Agent and the Stockholder Representative for a period of fifteen (15) months after the Closing Date. The Escrow Amount shall be allocated among the Stockholders as shown on Schedule 2.6.7. The fees and expenses of the Escrow Agent shall be paid by the Buyer.
2.6.5 Payment of Employee Retention Plan Amounts. Within thirty (30) days after the Closing Date, Buyer shall:
(a) Pay to each of the Participants in, and subject to, the Company’s Second Amended and Restated Employee Retention Plan dated December 13, 2010 (the “Employee Retention Plan”), who receive stock pursuant to the terms of such plan (each a “Stock Bonus Recipient”), a number of Buyer Common Shares as set forth on Schedule 2.6.5(a) and as allocated to such recipients as set forth therein, subject to the execution by each such Participant of a release substantially in the form attached hereto as Exhibit 2.6.5. The Company shall deliver Schedule 2.6.5(a) no later than five (5) Business Days prior to the scheduled Closing Date. Each Stock Bonus Recipient shall also be entitled to receive their pro rata portion of the Earnout Payment (if any) in the percentage as allocated to such recipients on Schedule 2.6.5(a).
(b) Pay to each of the Participants in, and subject to, the Employee Retention Plan, who receive cash pursuant to the terms of such plan (each a “Cash Bonus Recipient”), an amount of cash as set forth on Schedule 2.6.5(b) and as allocated to such recipients as set forth therein, subject to the execution by each such Participant of a release substantially in the form attached hereto as Exhibit 2.6.5. The Company shall deliver Schedule 2.6.5(b) no later than five (5) Business Days prior to the scheduled Closing Date. Each Cash Bonus Recipient shall also be entitled to receive their pro rata portion of the Earnout Payment (if any) in cash in the percentages as allocated to such recipients on Schedule 2.6.5(b).
(c) The amounts to be paid pursuant to subsections (a) and (b) of this Section 2.6.5 (other than the last sentence of each such Section) within thirty (30) days of Closing shall be referred to herein as the “Closing Date Retention Bonus Amount.”

2.6.6 Company Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the Stockholders:
(a) Subject to the provisions of this Section 2 and other applicable provisions of this Agreement, each share of Class A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) automatically shall be cancelled and retired, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive an amount of the Merger Consideration (including the Earnout Payment) allocable to each such share of Class A Preferred Stock, as set forth on the Merger Consideration Calculation Statement delivered pursuant to Section 2.6.7.
(b) Subject to the provisions of this Section 2 and other applicable provisions of this Agreement, each share of Class A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) automatically shall be cancelled and retired, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive a portion of the Merger Consideration (including the Earnout Payment) allocable to each such share of Class A-1 Preferred Stock, as set forth on the Merger Consideration Calculation Statement delivered pursuant to Section 2.6.7.
(c) Subject to the provisions of this Section 2 and other applicable provisions of this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) automatically shall be cancelled and retired, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive a portion of the Merger Consideration (including the Earnout Payment) in cash allocable to each such share of Company Common Stock, as set forth on the Merger Consideration Calculation Statement delivered pursuant to Section 2.6.7.
2.6.7 Pre-Closing Delivery of Information Necessary for Determination of Merger Consideration Payments. No later than five (5) Business Days prior to the scheduled Closing Date, the Company shall deliver to Buyer a true, complete and correct schedule detailing the Company’s calculation of the Merger Consideration payments specified in Section 2.6.1 (including the aggregate amount of Merger Consideration allocable to each class of Company Capital Stock, name of each holder owning stock within a class, and the liquidation amount payable to such holder, and specifying any holder of Dissenting Shares) (the “Merger Consideration Calculation Statement”). Such schedules shall be attached as Schedule 2.6.7.
2.6.8 Stock of Merger Sub. Each share of the common stock, $0.01 par value, of Merger Sub then outstanding shall be converted into one validly issued, fully paid, and nonassessable share of common stock of the Surviving Corporation. Each stock certificate, if any, of Merger Sub evidencing ownership of any such shares shall, from and after the Effective Time, evidence ownership of such shares of capital stock of the Surviving Corporation.

2.7 Exchange Procedures.
2.7.1 The Buyer shall appoint Continental Stock Transfer and Trust Company, or such other entity that is acceptable to Buyer and the Shareholder Representative, to act as exchange agent (the “Exchange Agent”) pursuant to an exchange agent agreement mutually agreeable to the parties (the “Exchange Agent Agreement”). The fees and expenses of the Exchange Agent (the “Exchange Agent Amount”) shall be paid by the Buyer. The Company and the Stockholder Representative will cooperate with Buyer to provide such assistance or documents as may be reasonably required pursuant to the Exchange Agent Agreement. Buyer will deposit, on or before the Effective Time (i) with the Exchange Agent, cash and certificates representing shares of Buyer Common Stock sufficient to pay in a timely manner, and Buyer shall instruct the Exchange Agent to timely pay, the aggregate Closing Date Merger Consideration and (ii) with the Escrow Agent pursuant to the Escrow Agreement, cash and certificates representing shares of Buyer Common Stock in the amount of the Escrow Amount. In addition, Buyer shall make available to the Exchange Agent on a timely basis sufficient cash to permit prompt payment of cash in lieu of fractional shares of Buyer Common Stock, and Buyer shall instruct the Exchange Agent to timely pay such amounts. All certificates representing shares of Buyer Common Stock issued pursuant to this Agreement shall bear a legend substantially as set forth in Schedule 2.7.1.
2.7.2 As soon as reasonably practicable, Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (“Company Stock Certificates”) whose shares are to be converted into the right to receive the Merger Consideration pursuant to Section 2.6.6 and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor: (i) a letter of transmittal in substantially the form attached to this Agreement as Exhibit 2.7.2 (the “Transmittal Letter”), pursuant to which such holder expressly acknowledges and agrees to the terms of those sections of this Agreement where the Stockholders have expressly undertaken an obligation, including, without limitation, Section 12, and (ii) instructions for use in either surrendering the Company Stock Certificate(s), or for providing separate stock powers to the extent that such Company Stock Certificates are already in the Company’s possession, in exchange for the allocable portion of the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Sections 2.6.6 and 2.7.7. No interest shall accrue on the Merger Consideration payable upon the surrender of the Company Stock Certificates for the benefit of, or be paid to, the holders of the Company Stock Certificates. Buyer and the Company shall reasonably cooperate to facilitate delivery of Transmittal Letters and related instructions to the Company (which the Company may disseminate to its stockholders) sufficiently in advance of Closing so as to enable the Company’s stockholders to deliver completed materials to the Exchange Agent within such a time frame as will permit receipt by such stockholders of any cash payments due on the Closing Date.
2.7.3 Upon surrender to the Exchange Agent of its Company Stock Certificate(s), accompanied by a properly completed Transmittal Letter, a holder of Company Capital Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration, without interest, in respect of the shares of Company Capital Stock represented by its Company Stock Certificate. Until so surrendered, each such Company Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the allocable portion of the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Sections 2.6.6 and 2.7.7 hereof.

2.7.4 All Cash Consideration and Buyer Common Shares issued upon the surrender of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.
2.7.5 At any time following the twelve month anniversary of the Effective Time, the Buyer shall be entitled to require the Exchange Agent to deliver to the Buyer any remaining portion of the Exchange Fund that was deposited with the Exchange Agent at the Effective Time, and Stockholders shall be entitled to look only to the Buyer (subject to abandoned property, escheat or other similar Laws) with respect to the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock, without any interest thereon. Neither Buyer nor the Exchange Agent shall be liable to any holder of a Company Stock Certificate for Merger Consideration or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
2.7.6 In the event any certificates representing Company Capital Stock shall have been lost, stolen or destroyed, the applicable portion of the Merger Consideration shall be deliverable against delivery of an affidavit of that fact, in customary form and containing customary indemnities, executed by the holder thereof.
2.7.7 No fractional shares of Buyer Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate(s) representing such holder’s Company Capital Stock, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Closing Price.
2.8 Withholding Taxes. Notwithstanding any other provision in this Agreement, the Buyer, the Surviving Corporation, or the Exchange Agent (upon notification to the Stockholder Representative) shall be entitled to deduct and withhold from the consideration otherwise payable (directly or indirectly) pursuant to this Agreement to any Stockholder such amounts as the Buyer, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Buyer, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by the Buyer, the Surviving Corporation or the Exchange Agent, as applicable.

2.9 Dissenting Stockholders.
2.9.1 Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time eligible under the DGCL to exercise appraisal or dissenters’ rights and held by a holder, if any, who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Company Capital Stock set forth in Section 2.6.6, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.
2.9.2 Notwithstanding the provisions of Section 2.9.1, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters’ rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for such shares pursuant to Section 2.6.6, without interest, less their portion of the Escrow Amount, as set forth in Schedule 2.6.7, upon surrender of the certificate representing such shares.
2.9.3 The Company shall (i) comply with the requirements of Section 262 of the DGCL, (ii) give Buyer prompt notice of any written demand received by Company pursuant to Section 262 of the DGCL, and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by Company and (iii) give Buyer the opportunity to participate in all negotiations and proceedings with respect to any such demands. Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Buyer shall have consented in writing to such payment or settlement offer.
2.9.4 Any amount paid by Buyer or the Surviving Corporation to any Person with respect to Dissenting Shares pursuant to Section 262 of the DGCL in excess of the amount that would otherwise be payable pursuant to Section 2.6.6 hereof for each such Dissenting Share (such amount, unless determined in a final, non- appealable judgment of a court, being subject to the written approval of the Stockholder Representative, which approval shall not be unreasonably withheld, conditioned or delayed), and all interest, costs, expenses and fees as incurred by Buyer or the Surviving Corporation in connection with the exercise of all rights under Section 262 of the DGCL, shall constitute “Losses” for purposes of this Agreement, and Buyer and the Surviving Corporation, as the case may be, shall be entitled to recover such Losses as provided in Section 12 of this Agreement, provided that such Losses shall not be subject to the Threshold.
2.10 Merger Consideration Adjustment.
2.10.1 No later than two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer (i) a balance sheet of the Company, prepared in accordance with GAAP, as of the Closing Date (the “Closing Balance Sheet”), and (ii) an estimate of the Working Capital (the “Estimated Closing Date Working Capital”) of the Company as of the Closing Date.

2.10.2 Within forty-five (45) days after the Closing Date, Buyer shall cause Buyer Accountant at its sole cost and expense to (i) review and/or conduct certain procedures upon the components of the Estimated Closing Date Working Capital and prepare detailed statements (the “Working Capital Statement”) of its calculation of the actual Working Capital of the Company as of the Closing Date (“Actual Closing Working Capital”), which shall be appropriately adjusted for any audit adjustments for the year ended December 31, 2010 and (ii) deliver the Working Capital Statement to the Stockholder Representative on behalf of the Stockholders. The Stockholder Representative shall have a thirty (30) day period to review the Working Capital Statement following receipt thereof and during such period Buyer shall cause the Buyer Accountant to share its work papers with the Stockholder Representative or its professional advisers and to make itself reasonably available to the Stockholder Representative and its professional advisers. If the Buyer’s Accountant fails to deliver the Working Capital Statement within the allotted time period, the Stockholder Representative shall give notice thereof to the Buyer, and the Buyer shall have ten (10) days from receipt of such notice to deliver the Working Capital Statement to the Stockholder Representative. If Buyer does not deliver the Working Capital Statement within such ten (10) day period, Buyer shall be deemed to have agreed to the calculations in the Estimated Closing Date Working Capital.
2.10.3 If the Stockholder Representative disputes the Actual Closing Working Capital stated in the Working Capital Statement, it shall deliver a notice to Buyer no later than thirty (30) days after their receipt of the Working Capital Statement (the “Calculation Dispute Notice”). The Stockholder Representative shall set forth in reasonable detail in the Calculation Dispute Notice the basis for their disagreement with the calculations of the Actual Closing Working Capital. If the Stockholder Representative fails to deliver the Calculation Dispute Notice within the allotted time period, the Stockholder Representative, on behalf of the Stockholders, shall be deemed to have agreed to the calculations of the Actual Closing Working Capital prepared by Buyer Accountant, which calculations shall be final, conclusive and binding upon the parties.
2.10.4 If the Stockholder Representative, on behalf of the Stockholders, disputes the Actual Closing Working Capital as determined by the Buyer Accountant within the allotted time period, the parties in good faith will attempt to jointly resolve any dispute during the thirty day period following the delivery of the Calculation Dispute Notice. If Buyer and the Stockholder Representative can resolve their dispute and agree upon the Actual Closing Working Capital balance of the Company, they shall memorialize their agreement in writing and such mutually agreed upon figure(s) shall be final, conclusive and binding upon all of the parties.
2.10.5 If Buyer and the Stockholder Representative cannot resolve the dispute to their mutual satisfaction, Buyer and the Stockholder Representative shall engage the Independent Accountants to determine the Actual Closing Working Capital balance of the Company as of the Closing Date. The costs and expenses of the Independent Accountants shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Stockholder Representative. To the extent that the Independent Accountants desire the parties to this Agreement to meet in person, the parties shall choose a mutually acceptable location for such meeting. Each of Buyer and the Stockholder Representative shall cause their accounting professional advisers to provide the Independent Accountants such of their respective work papers as may be requested by the Independent Accountants. The Independent Accountants shall be requested to complete their engagement within forty-five (45) days of being retained by Buyer and the Stockholder Representative. The determination of the Independent Accountants shall be final, conclusive and binding upon the parties.

2.10.6 The final determination of the Actual Closing Working Capital of the Company as of the Closing Date pursuant to this Section 2.10 shall be referred to herein as the “Final Closing Working Capital.” The extent, if any, to which the Final Closing Working Capital is less than the Estimated Closing Date Working Capital shall be referred to herein as a “Negative Working Capital Balance.”
2.10.7 The Merger Consideration shall be reduced to the extent of the Negative Working Capital Balance, with the reduction in a proportionate amount of Cash Consideration and Buyer Common Shares, where such proportion of Cash Consideration to Buyer Common Shares is equal to the proportion of the number of shares of Company Common Stock held by the Stockholders to the number of shares of Company Preferred Stock held by the Stockholders as set forth on the Merger Consideration Calculation Statement delivered pursuant to Schedule 2.6.7. The number of Buyer Common Shares will be based on the Closing Price. Any such decrease in the Merger Consideration shall be reimbursed by the Stockholders, through the Stockholder Representative, to the Buyer from the Escrow Amount within five (5) Business Days after the determination of the Final Working Capital.
2.11 Earnout Payment.
2.11.1 Buyer shall, or Buyer shall cause the Surviving Corporation to, pay the Earnout Payment to the Exchange Agent, on behalf of the Stockholders, in the amounts set forth below:
2.11.2 The Stockholders shall be entitled to (i) $770,000 (the “Base Payment”) if the aggregate of the Net Revenues earned by Buyer, Surviving Corporation and their Affiliates (including, without limitation, from sales by licensees and distributors of each of the foregoing), from end sales of the Xoft Products (as defined below) for the thirty-six (36) month period (the “Earnout Period”) beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Earnout Net Revenues”) is equal to or greater than Fifty Million Dollars ($50,000,000) (the “Minimum Threshold”); plus (ii) $0.7396 for each dollar of Earnout Net Revenues above that Minimum Threshold, up to a maximum Earnout Payment, including the Base Payment, of Forty Million Dollars ($40,000,000) (the amounts described in (i) and (ii), the “Earnout Payment”). The “Xoft Products” shall include: (x) all products that, as of the Closing Date, are manufactured, produced, tested, processed, labeled, stored, sold, marketed distributed or under development by or on behalf of the Company, as well as (y) any enhancements or modifications to such existing products and any new products covered by a claim of a patent or patent application within the Company Intellectual Property or that otherwise use the same intellectual property (other than trademarks and trade names and off-the-shelf software that is not specific to Xoft Products) as that used in such existing products, in each case whether or not manufactured post-Closing on behalf of the Company, the Surviving Corporation, Buyer or its Affiliates or any licensees of the foregoing.

2.11.3 Subject to Section 2.11.9, at the discretion of Buyer consistent with this Section 2.11.3, the Earnout Payment shall be payable in cash or a combination of cash and Buyer Common Shares; provided, however, that the Buyer will not issue Buyer Common Shares in satisfaction of the Earnout Payment without obtaining approval of its stockholders if stockholder approval to issue such Buyer Common Shares is then required by either (i) NASDAQ (whether or not the Common Shares are then listed on NASDAQ), or (ii) any securities exchange (other than NASDAQ) on which the Buyer Common Shares are then traded; and provided further that Buyer Common Shares will not be issued to any holder of Company Common Stock or Cash Bonus Recipient. If the Buyer decides to pay any part of the Earnout Payment in Buyer Common Shares, the number of Buyer Common Shares paid to the Stockholders under Section 2.11.2 shall be equal to the Earnout Payment divided by the Earnout Price. To the extent that Buyer decides to pay any portion of the Earnout Payment in cash rather than Buyer Common Shares, the total amount of Merger Consideration paid in cash shall not exceed an amount equal to sixty percent (60%) of the value of the total Merger Consideration paid to the Stockholders hereunder (based on the Closing Price and the Earnout Price).
2.11.4 During the Earnout Period, Buyer shall provide the Stockholder Representative with a quarterly report, within forty-five (45) days after the end of each calendar quarter setting forth a reasonably detailed calculation of Net Revenue earned by the Surviving Corporation and Buyer. Within thirty (30) days following the third anniversary of the Closing Date, Buyer shall (i) calculate the Earnout Net Revenues and the amount of the Earnout Payment, if any, and prepare detailed statements (the “Earnout Statements”) of its calculation of the Earnout Net Revenues and the Earnout Payment and (ii) deliver the Earnout Statements to the Stockholder Representative on behalf of the Stockholders. The Stockholders shall have a thirty (30) day period to review the Earnout Statements and during such period Buyer, if requested, shall share its relevant supporting documentation with the Stockholder Representative or its professional adviser.
2.11.5 If the Stockholder Representative disputes either the Earnout Net Revenues or the Earnout Payment stated in the Earnout Statements, the Stockholder Representative shall deliver a notice to Buyer no later than thirty (30) days after delivery of the Earnout Statements (the “Earnout Dispute Notice”). The Stockholder Representative shall set forth in detail in the Earnout Dispute Notice the basis for their disagreement with the calculations of the Earnout Net Revenues or Earnout Payment specified in the Earnout Statements. If the Stockholder Representative fails to deliver the Earnout Dispute Notice within the allotted time period, the Stockholder Representative, on behalf of the Stockholders, shall be deemed to have agreed to the calculations of the Earnout Net Revenues and Earnout Payment specified in the Earnout Statements, which calculations shall be final, conclusive and binding upon the parties.
2.11.6 If the Stockholder Representative disputes the Earnout Net Revenues or Earnout Payment as specified in the Earnout Statements within the allotted time period, the parties in good faith will attempt to jointly resolve any dispute during the thirty day period following the delivery of the Earnout Dispute Notice. If Buyer and the Stockholder Representative can resolve their dispute and agree upon the Earnout Net Revenues and Earnout Payment, they shall memorialize their agreement in writing and such mutually agreed upon figure(s) shall be final, conclusive and binding upon all of the parties.

2.11.7 If Buyer and the Stockholder Representative cannot resolve the dispute to their mutual satisfaction, Buyer and the Stockholder Representative shall engage the Independent Accountants to determine the Earnout Net Revenues and Earnout Payment. The costs and expenses of the Independent Accountants incurred by the Parties pursuant to this Section 2.11.7 shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Stockholder Representative, unless such Independent Accountant’s review reveals an underreporting of the Earnout Net Revenues of greater than five percent (5%), in which case Buyer shall bear all costs and expenses of the Independent Accountant incurred in making such determination. To the extent that the Independent Accountants desire the parties to this Agreement to meet in person, the parties shall choose a mutually acceptable location for such meeting. Each of Buyer and the Stockholder Representative shall provide or cause their accounting professional advisers, to provide, as the case may be, the Independent Accountants such of their respective work papers or other relevant supporting documentation as may be requested by the Independent Accountants. The Independent Accountants shall be requested to complete their engagement within forty-five (45) days of being retained by Buyer and the Stockholder Representative. The determination of the Independent Accountants shall be final, conclusive and binding upon the parties.
2.11.8 Following the Closing until the third anniversary of the Closing Date, Buyer shall and shall cause the Surviving Corporation to (i) operate the Business in the ordinary course of business consistent with past practice, (ii) use its commercially reasonable efforts to sell Xoft Products in order to achieve the maximum Earnout Payment, and (iii) not take any action with the primary intent of avoiding or reducing the Earnout Payment. Buyer and Surviving Corporation shall not be deemed to have breached the immediately preceding sentence where the failure to achieve the maximum Earnout Payment results from the outcome of the Zeiss Matter (as defined herein) and/or any breach of a representation or warranty of the Company set forth in Section 3 hereof. The Buyer shall, and shall cause the Surviving Corporation to, use their respective commercially reasonable efforts to maintain adequate financial books and records, in accordance with GAAP, as applicable, with respect to the Earnout Net Revenues included in the calculation of the Earnout Payment. Notwithstanding the foregoing, Buyer shall not be limited in its ability to change the corporate structure of Surviving Corporation (including merging Surviving Corporation into Buyer), or to enter into a transaction of a strategic nature (including one involving a change of control), in either case so long as adequate books and records are kept with respect to the Earnout Net Revenues and Earnout Payment consistent with this Section 2.11.8.
2.11.9 In the event of a Change of Control of Buyer, Buyer shall require that any successor to Buyer’s Business expressly assume the obligations of Buyer under this Section 2.11, and that the successor agrees to pay the Earnout Payment in the same form of consideration paid to Buyer or the shareholders of Buyer in the Change of Control transaction, provided that the payment in such form of consideration is consistent with the treatment of the Merger as a tax free reorganization in Section 2.11.3. If the successor to Buyer’s Business decides not to pay, or is unable to pay due to Section 2.11.3, the full amount of the Earnout Payment in cash, it shall pay the Earnout Payment by using its shares, rather than Buyer Common Shares, and, to the extent it determines, subject to Section 2.11.3, cash.

2.11.10 The rights to the Earnout Payment are personal to each Stockholder and Cash Bonus Recipient and Stock Bonus Recipient, shall not be represented by any separate certificate or instrument, and shall not be transferable for any reason other than be operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.
2.12 Stock Options.
2.12.1 On or prior to the date of this Agreement, the board of directors of the Company (or, if appropriate, any committee administering the Xoft, Inc. 2000 Stock Option Plan) shall adopt such resolutions or take such other actions as are required to fully accelerate all outstanding options and give notice to such the optionholders under such plan of a proposed change of control event so that such optionholders must exercise any outstanding options within fifteen (15) days of the date of such notice or such options terminate; provided, however, the Company shall not disclose the Buyer’s name in such notice unless Buyer has publicly disclosed its execution of this Agreement.
2.12.2 The board of directors of the Company shall adopt resolutions terminating the Xoft, Inc. 2000 Stock Option Plan, and any other Company Stock Plan, each of which shall be contingent and effective as of the Effective Time.
2.13 Accountant Fees, Change in Control Payments, Stockholder Expense Account. Buyer shall pay the following expenses of the Company, when and to whom such expenses are owed: (i) the fees and expenses of the Company owed to PricewaterhouseCoopers for its review of the Company’s financial statements in connection with this transaction, which amount shall not exceed One Hundred and Thirty Thousand Dollars ($130,000), and (ii) the amounts owed by the Company to Michael Klein upon his termination of employment by the Company, the Surviving Corporation or Buyer pursuant to his Employment and Change of Control Agreements with the Company and to Mhairi Jones upon her termination of employment by the Company, the Surviving Corporation or Buyer pursuant to her Change of Control Agreement with the Company, which aggregate amount shall not exceed Four Hundred and Five Thousand Dollars ($405,000), and subject in each case to the execution of a release in the form attached hereto as Exhibit 2.13. At Closing, Buyer shall pay Twenty Five Thousand Dollars ($25,000) to an escrow account established by the Stockholder Representative pursuant to wire instructions provided by the Stockholder Representative to the Buyer at least five Business Days prior to Closing.
2.14 Indebtedness. At or prior to Closing, the Company shall pay in full any outstanding Indebtedness of the Company.
2.15 Tax Consequences. The parties intend that the Merger shall constitute a tax free reorganization within the meaning of Section 368(a) of the Code and adopt this Agreement as a “plan of reorganization” for purposes of Section 368(a) of the Code and such parties shall treat the Merger consistent with that intent on all applicable Tax Returns.

2.16 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Buyer to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Buyer shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
Section 3 Representations of the Company
Knowing that Buyer and Merger Sub are relying thereon, the Company represents and warrants to Buyer and Merger Sub, except as set forth in the disclosure schedule supplied by the Company to Buyer dated as of the date hereof (the “Company Disclosure Schedule”), provided that any disclosure made in any section of the Company Disclosure Schedule shall only apply to the section of this Agreement that corresponds to the section of the Company Disclosure Schedule except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another section of this Agreement, as follows:
3.1 Organization and Good Standing.
3.1.1 The Company is a corporation, duly incorporated and validly existing under the Laws of the State of Delaware. The Company possesses the necessary corporate power and corporate authority to enter into and perform its obligations under this Agreement. The Company possesses the necessary corporate power and authority: (i) to own and use its Assets in the manner in which such Assets are currently owned and used, and (ii) to conduct its business as such business is currently being conducted. The Company is duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law.
3.1.2 The Company does not own any securities of any corporation or any other interest in any Person. The Company has never acquired or succeeded to all or substantially all of the Assets or businesses of any other Person, and, except as set forth on Schedule 3.1.2, there is no other Person that may be deemed to be a predecessor of the Company.
3.1.3 Section 3.1.3 of the Company Disclosure Schedule sets forth for the Company: (i) its exact legal name; (ii) its corporate business form and jurisdiction and date of incorporation; (iii) its federal employer identification number; (iv) its headquarters address; (v) its directors and officers, indicating all current title(s) of each individual; (vi) its registered agent and/or office in its jurisdiction of formation (if applicable); (vii) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); and (viii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since its date of incorporation.
3.1.4 Accurate and complete copies of the articles or certificates of incorporation or formation, bylaws, operating agreements and other organization documents, each as amended to date and each of which are valid and effective, of the Company have been delivered to Buyer.

3.2 Authority; Non-Contravention.
3.2.1 The execution, delivery and performance of this Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement (collectively, the “Ancillary Agreements”) by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action (including the Required Stockholder Approvals obtained prior to the Closing Date), and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated by the Agreement and the Ancillary Agreements. This Agreement constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to applicability of general principles of equity.
3.2.2 Except as set forth on Section 3.2.2 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement nor the consummation or performance of the transactions contemplated hereby or thereby by the Company, does (with or without notice or lapse of time):
(a) result in a breach or violation of any of the constituent documents of the Company, or result in a breach or a violation of, or give any Government Body or other Person the right to enjoin or invalidate the Merger or to exercise any remedy or obtain any relief under, any Law or any Judgment to which the Company, or any of the Assets owned or used by the Company, is subject;
(b) result in a material breach or a material violation of any of the terms or requirements of, or give any Government Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit or Environmental Permit that is held by the Company or that relates to any of the Assets owned or used by the Company;
(c) result in a material breach or a material violation, or a default under, any provision of, any Material Contract to which the Company is a party or by which it is bound; or
(d) result in the imposition or creation of any Encumbrance upon or with respect to any Asset owned or used by the Company.
3.2.3 Except as set forth on Section 3.2.3 of the Company Disclosure Schedule the Company is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereby and thereby.

3.3 Capital Stock and Ownership; Voting.
3.3.1 Section 3.3.1 of the Company Disclosure Schedule sets forth the authorized capital stock of the Company as of the date of this Agreement (and, will when updated pursuant to Section 5.6 hereof, set forth the authorized capital stock of the Company as of the Closing Date), including the type of shares authorized, the par value per share and the number of each type of shares that are issued and outstanding. As of the date of this Agreement (and, when updated pursuant to Section 5.6 hereof, as of the Closing Date), Section 3.3.1 of the Company Disclosure Schedule contains an accurate and complete list of: (i) the full names of record of all holders of capital stock of the Company; (ii) the addresses of such stockholders; and (iii) the numbers of shares and type of shares owned of record by such stockholders. Except for the Stockholders and Optionholders, there are no other record or beneficial owners of any shares of the capital stock or other securities of the Company. Except for the shares of capital stock listed on Section 3.3.1 of the Company Disclosure Schedule and the Company Options, the Company does not have any other capital stock, equity securities or securities containing any equity features (including convertible securities) authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company or any phantom options or stock appreciation rights as of the date of this Agreement. All outstanding shares of capital stock of the Company have, in all material respects, been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Section 3.3.1 of the Company Disclosure Schedule, there exists no right of first refusal or other preemptive right with respect to the Company or the capital stock, business or Assets of the Company.
3.3.2 All offerings, sales and issuances by the Company of any shares of capital stock were conducted in compliance with all applicable federal and state securities Laws and all other applicable Laws. All securities repurchased, redeemed or otherwise reacquired by the Company were reacquired in material compliance with the applicable provisions of all applicable Contracts and all applicable federal and state securities laws and all other Laws.
3.3.3 As of the Closing, each outstanding stock option issued pursuant to an stock option plan or other agreements or arrangements of the Company will be canceled and extinguished and the stock option plans of the Company shall have been terminated. All options required to be accelerated under any option plan of the Company shall have been accelerated in accordance with the terms of the plan.
3.3.4 As of the Closing, (i) each warrant and every other call, subscription or right to acquire Company Common Stock or other securities of the Company shall have been cancelled and extinguished, and (iii) each note convertible into Company Capital Stock or other securities of the Company shall have been converted and the convertible note shall have been cancelled.
3.3.5 Each of (i) the affirmative vote of the holders of outstanding Company Common Stock and Company Preferred Stock, voting together as a separate class, representing at least a majority of all of the votes entitled to be cast thereupon by holders of Company Common Stock and Company Preferred Stock and (ii) the approval of the holders of outstanding Company Preferred Stock representing at least a majority of all of the outstanding shares of Company Preferred Stock (collectively, the “Required Stockholder Approvals”) are the only votes, approvals or consents of holders of securities of the Company that are necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

3.3.6 Stockholders holding at least forty percent (40%) of the outstanding Company Common Stock and Company Preferred Stock, voting together as a separate class, and Stockholders holding at least forty-five percent (45%) of the outstanding Company Preferred Stock have executed the Voting Agreement attached hereto as Exhibit 3.3.6.
3.4 Books and Records.
3.4.1 The minute books and stock record books of the Company, all of which have been made available to the Buyer and which will be delivered to the Buyer at Closing, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Such minute books and stock books include (i) minutes of all meetings of the stockholders, board of directors and any committees of the board of directors at which any material action was taken, which minutes accurately record all material actions taken at such meetings, (ii) accurate and complete written consents of all actions taken by the stockholders, board of directors and any committees of the board of directors without a meeting, and (iii) accurate and complete records of the subscription, issuance, transfer and cancellation of all shares of capital stock and all other securities since the date of incorporation.
3.4.2 The Company maintains a standard system of accounting established and administered in accordance with GAAP.
3.4.3 Section 3.4 of the Company Disclosure Schedule contains an accurate and complete list of all bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of the Company, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.
3.5 Compliance with Law; Permits.
3.5.1 Except as set forth on Section 3.5.1 of the Company Disclosure Schedule: (i) the Company is, and has been since June 30, 2009, in compliance in all material respects with each Judgment and with each Law, that is applicable to it or to the conduct of the Business as conducted by the Company on the date hereof or during such prior time, as applicable, or the ownership or use of any of its assets, including (a) any requirements relating to the reporting of malfunctions, equipment failures or adverse events to the appropriate Government Body in a timely manner, and (b) any applicable regulations promulgated by Government Body, including the Centers for Medicare and Medicaid Services, the FDA and the Federal Drug Enforcement Agency; (ii) the Company has not received any written notice or other written communication from any Government Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with or liability under, any applicable Judgment or Law or any investigation with respect thereto, and to the Knowledge of the Company, none are threatened. The Company has not been suspended at any time from participation in the Medicare or Medicaid programs or any other Government Programs. To the Knowledge of the Company, no condition exists that, with notice or lapse of time or both, would give rise to any violation of, failure to comply with, or liability under, any Judgment or Law by the Company or suspension of the Company from participation in the Medicare or Medicaid programs or any other Government Programs.

3.5.2 Except as set forth on Section 3.5.2 of the Company Disclosure Schedule, the Company has obtained and holds all Permits required for the lawful operation of its business as and where such business is presently conducted, each of which is valid and in full force and effect and each of which is listed on Section 3.5 of the Company Disclosure Schedule. All applications to renew each of said Permits has been timely filed. To the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default or violation under, any Permit held by the Company. There is no pending, or to the Knowledge of the Company, threatened action, investigation or proceeding with respect to revocation, cancellation, suspension or nonrenewal of any such Permit of the Company. The Company has not received written notice from any Government Body (a) asserting the violation of the terms of any such Permit, (b) threatening to revoke, cancel, suspend or not renew the terms of any such Permit or (c) seeking to impose fines, penalties or other sanctions for violation of the terms of any such Permit, except as set forth in Section 3.5 of the Company Disclosure Schedule.
3.5.3 Since June 30, 2009, there has not been, nor, to the Company’s Knowledge, is there currently under consideration by the Company or any Government Body, any recall, market withdrawal or other form of product retrieval from the marketplace in respect of any Product. There are no facts currently that, to the Company’s Knowledge, are likely to give rise to any recall, market withdrawal or other form of product retrieval from the marketplace in respect of any Product.
3.5.4 Without in any way limiting Sections 3.5.1 and 3.5.2 above, each Product sold, marketed or distributed by or on behalf of the Company as of the date hereof has received, to the extent required by applicable Law, Section 510(k) clearance(s) from the FDA clearing such product for commercial distribution. None of the Company’s current Products (including any Products under development) are the subject of or require FDA premarket approval pursuant to 21 C.F.R., Part 814. The Company has not submitted any investigational device exemption (IDE) to the FDA for any of the Products and, except as set forth on Section 3.5.4 of the Company Disclosure Schedule, there are currently no clinical trials being conducted with respect to such Products.
3.5.5 Without in any way limiting Section 3.5.1 above, the Company’s conduct of the Business is, and has been since June 30, 2009, in compliance in all material aspects with (i) all fraud and abuse Laws, including any applicable state or federal self-referral or anti-kickback Laws, including 42 U.S.C. Section 1320a-7b, (ii) all applicable Laws, including the Federal False Claims Act, relating to the filing of false or fraudulent claims with Medicare, Medicaid or any other Federal Healthcare Program or similar state or foreign program, and (iii) all applicable Laws regulating the privacy or security of an individual’s identifiable information.

3.6 Financial Statements.
3.6.1 The Company’s fiscal year end is December 31. Once the Company delivers the financial statements as required by Sections 5.7.2 and 5.7.3, such financial statements will also be considered Financial Statements under this Section 3.6.
3.6.2 The Company has delivered to Buyer true, complete and correct copies of the following financial statements and related notes (the “Financial Statements”): (x) the Company’s internally prepared unaudited balance sheet as of September 30, 2010 (the “Latest Balance Sheet”) and the related statement of income for the nine month periods ended September 30, 2009 and September 30, 2010; (y) the Company’s internally prepared unaudited balance sheet as of October 31, 2010 and the related statement of income for the ten month period then ended; and (z) the Company’s audited balance sheet and statements of income, stockholders’ equity and cash flows for the fiscal year ended December 31, 2009 and December 31, 2008 (collectively, the “Financial Statements”).
3.6.3 Except as set forth on Section 3.6 of the Company Disclosure Schedule, the Financial Statements have been based upon the information contained in the Company’s books and records, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures that, if presented, would not differ from those presented in the audited Financial Statements, and (ii) changes resulting from normal year-end adjustments the effect of which would not be material.
3.6.4 Except as set forth on Section 3.6.4 of the Company Disclosure Schedule, the Company does not have any liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) the liabilities reflected, accrued or reserved against on the Latest Balance Sheet (including all notes thereto); (ii) liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet; (iii) liabilities incurred in connection with the transactions contemplated hereby; and (iv) executory obligations under Contracts disclosed on Section 3.14 of the Company Disclosure Schedule.
3.7 Intentionally Omitted.
3.8 Obligations.
3.8.1 The Company has no Obligations in an amount in excess of $35,000 other than (i) Obligations identified as such in the “liabilities” column on the Latest Balance Sheet, (ii) Obligations set forth on Section 3.14 of the Company Disclosure Schedule, provided that as of the Latest Balance Sheet Date, no such Obligation consisted of or resulted from a default under or violation of any such Contract, and (iv) Obligations that were incurred since the Latest Balance Sheet Date and which were not incurred in breach of any of the representations and warranties made in Section 3.9. Except as described on Section 3.8 of the Company Disclosure Schedule, none of the Company’s Obligations are guaranteed by any Person.

3.9 Operations Since the Latest Balance Sheet Date. Except as set forth on Section 3.9 of the Company Disclosure Schedule, since September 30, 2010 (the “Latest Balance Sheet Date”) through the date hereof:
3.9.1 except in the ordinary course of its business consistent with its past practices or except as expressly contemplated by this Agreement, the Company has not: (i) pledged or hypothecated any of its Assets or otherwise permitted any of its Assets to become subject to any Encumbrance; (ii) incurred any Obligation in an amount in excess of $35,000; (iii) made any loan or advance to any Person in an amount in excess of $35,000; (iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person in an amount in excess of $35,000; (v) made any capital expenditure or commitments therefor not reflected in the Financial Statements; (vi) purchased, leased, sold, assigned, transferred, abandoned or otherwise acquired or disposed of any business or Assets the value of which, individually or in the aggregate, exceeded $35,000; (vii) waived or released any right or canceled or forgiven any debt or claim in an amount in excess of $35,000; (viii) assumed or entered into any Contract other than this Agreement that would result in Obligations to the Company over a twelve (12) month period in an amount in excess of $35,000; (ix) increased, or authorized an increase in, the compensation or benefits paid or provided to any of their directors, officers, employees, salesmen, agents or representatives, except in the ordinary course of business consistent with past practice; (x) established, adopted or amended (including any amendment with a future effective date) any Employee Benefit Plan, except as required by applicable law; (xi) declared, accrued, set aside, or paid any dividend or made any other distribution in respect of any shares of capital stock, other securities; (xii) purchased, redeemed or otherwise acquired any shares of capital stock or other securities of the Company, except as required pursuant to Company repurchase rights arising in connection with an individual’s termination of employment with or service to the Company or its subsidiaries; (xiii) sold or otherwise issued any shares of capital stock or any other securities of the Company, except pursuant to the exercise of stock options; (xiv) amended the charter, by-laws or other organizational documents of the Company; (xv) acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; (xvi) split, combined or reclassified of any shares of the Company’s capital stock; (xvii) changed any of its methods of accounting or accounting practices in any respect; (xviii) experienced any material damage, destruction or loss (whether or not covered by insurance) to the property of the Company; or (xix) made any Tax election; and
3.9.2 there has been no Material Adverse Change.
3.10 Accounts Receivable. All Accounts Receivable of the Company arose in the ordinary course of business and are proper and valid Accounts Receivable, and can be collected by the Company in full (without any counterclaim or setoff), subject to any reserves set forth in the Financial Statements. There are no refunds, discounts, rights of setoff or assignments affecting any such Accounts Receivable. Proper amounts of deferred revenues appear on the books and records of the Company, in accordance with GAAP, with respect to all of the Company’s (i) billed but unearned Accounts Receivable; (ii) previously billed and collected Accounts Receivable still unearned; and (iii) unearned customer deposits.

3.11 Tangible Property. Section 3.11 of the Company Disclosure Schedule sets forth a list of all of the Company’s Tangible Property that is leased by the Company. The Company has good and marketable title to all of the Tangible Property purported to be owned by the Company, free and clear of any Encumbrances, except as set forth in the Latest Balance Sheet or in Section 3.11 of the Company Disclosure Schedule. Except as set forth in Section 3.11 of the Company Disclosure Schedule, all of the Company’s Tangible Property is located at the Company’s offices or facilities and the Company has the right to require the immediate return of any of its Tangible Property which is not located at its offices or facilities. All Tangible Property of the Company, wherever located, (i) is in good condition, ordinary wear and tear excepted, (ii) complies with, and is being operated and otherwise used in material compliance with, all applicable Laws, and (iii) is sufficient for the operations and business of the Company as presently conducted.
3.12 Real Property; Environmental Laws.
3.12.1 The Company does not own, and has never owned, any Real Property. Section 3.12.1 of the Company Disclosure Schedule contains an accurate and complete list of all Real Property leased, subleased or licensed by the Company (collectively, the “Leased Real Property”), showing location and identity of landlord. All Leased Real Property by the Company is sufficient for the current operations of the Company. Neither Company nor landlord is in default under any lease beyond applicable notice and cure periods, and Company has not received any notice (and has no other Knowledge) of any act which, but for the giving of notice or the passage of time, would constitute a default under any lease. To the Knowledge of the Company, the occupancy, maintenance or use of any Leased Real Property by the Company is not in violation of, or breach or default under, any Contract or Law, and no notice or threat from any Government Body or other Person has been received by the Company claiming any violation of, or breach, default or liability under, any Contract or Law with respect to the Leased Real Property used by the Company, or requiring the Company to perform any work, repairs, construction, alteration, installations with respect to such Leased Real Property. To the Knowledge of the Company, no Proceedings are pending which would affect or pertain to the zoning or, use of any of the Leased Real Property. All utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently adequate to serve the Leased Real Property for the Company’s current use thereof.
3.12.2 The Company has not subleased or licensed any parcel or any portion of any parcel of the Leased Real Property to any other Person, nor has the Company assigned its interest under any lease. To the Knowledge of the Company, no material capital expenditures are required or necessary to be made pursuant to any lease or with respect to the Leased Real Property.
3.12.3 As of the Closing, (i) there have been no material violations of Environmental Laws or Environmental Permits on the part of the Company or, any Person for whom the Company is liable that have not heretofore been corrected and resolved, nor is there, to the Knowledge of the Company, any unresolved Company liability under Environmental Laws or Environmental Permits, (ii) the activities of the Business at upon, or in connection with the Leased Real Property have been and are being conducted in compliance in all material respects with all Environmental Laws, including with respect to (a) the use, management and handling of

Hazardous Substances, (b) the Release or threatened Release of Hazardous Substances to the air, soil, surface water, groundwater, or any other medium and (c) the recycling, transportation, storage, treatment, or disposal of any Hazardous Substances at or connected with any activity at the Leased Real Property, including off-site waste disposal. Except as set forth in Section 3.12.3 of the Company Disclosure Schedule and except as would not reasonably be expected to result in liability to the Company, neither the Company nor any Person for whom the Company is liable has Released any Hazardous Substances at or from the Leased Real Property and no Hazardous Substance is present in any medium at or from the Leased Real Property as a result of the operations of the Company that requires Remediation of conditions caused in whole or in part by the Company or any Person for whom the Company is liable, pursuant to Environmental laws. Except as set forth in Section 3.12 of the Company Disclosure Schedule, no employee or other Person has brought a claim, or threatened to bring a claim, against the Company or, or to the Knowledge of the Company, any Person for whom the Company is liable that he was harmed by exposure from the Hazardous Substance operations of the Company including workplace exposure to a Hazardous Substance, nor to the knowledge of the Company, is there any basis for such claim that would be reasonably likely to result in liability to the Company. The Company has not received any written claim from a Government Body or other Person alleging that the Company is or may be liable for damages, losses or expenses associated with the Company’s disposal of Hazardous Substances, either onsite or offsite of any former or current Leased Real Property, nor to the Knowledge of the Company is any such claim threatened. Except as enumerated in Section 3.12 of the Company Disclosure Schedule, (a) the Company has not introduced any Radioactive Materials at the Leased Real Property; and (b) the Company has not used any underground or above ground storage tanks, active or abandoned, at the Leased Real Property. Neither the Company nor any Person for whom the Company is liable have entered into or been subject to any judicial order, administrative order, consent decree, compliance order litigation, or settlement involving the violation of or liability under Environmental Laws, Environmental Permits or the presence of Hazardous Substances.
3.12.4 The Company has obtained and holds all Environmental Permits required for the lawful operation of its Business as and where such business is presently conducted, each of which is valid and in full force and effect and each of which is listed on Section 3.12.4 of the Company Disclosure Schedule. All applications to renew each of said permits have been timely filed. To the Knowledge of the Company, no condition currently exists that with notice or lapse of time or both would constitute a default or violation under, any Environmental Permit held by the Company. There is no pending, or to the Knowledge of the Company threatened, action, investigation or proceeding with respect to revocation, cancellation, suspensions or nonrenewal of any such Environmental Permit of the Company. The company has not received written notice from any Government Body (a) asserting the violation of the terms of any such Environmental Permit, (b) threatening to revoke, cancel, suspend or not renew the terms of any such Environmental Permit or (c) seeking to impose fines, penalties or other sanctions for violation of the terms of any such Environmental Permit, except as set forth in Section 3.12.4 of the Company Disclosure Schedule.
3.12.5 The Company has provided for Buyer’s review all Phase I and Phase 2 environmental site assessment reports, site Remediation documents, compliance audit reports, and notices of Company violations and responses thereto in the possession or custody of Company as well as all documents and agency correspondence in the possession or custody of the Company alleging or seeking information about the Company’s non-compliance with or liability under Environmental Laws or responsibility for environmental Remediation on or in connection with the Leased Real Property.

3.12.6 The parties to this Agreement or any Ancillary Agreement agree that the only representations and warranties related to Environmental Laws, Environmental Permits, Hazardous Substances, or environmental Releases or Remediation are those set forth in Sections 3.2.2(b), 3.2.3, 3.12.3, 3.12.4, or 3.12.5 of this Agreement.
3.13 Intellectual Property.
3.13.1 The Company has identified all Company Owned Intellectual Property Rights in the following categories in Section 3.13.1 of the Company Disclosure Schedule: (i) all registered trademarks and service marks and registered trade names, as well as all trademarks, service marks or trade names for which applications for registration have been filed, in each case, that are used in the conduct of the Business of the Company as presently conducted; (ii) all registered copyrights and applications for copyright registrations that are used in the conduct of the Business of the Company as presently conducted; (iii) all issued patents and patent applications that are used in the conduct of the Business of the Company as presently conducted; and (iv) all domain names that are used in the conduct of the Business of the Company as presently conducted; (Subsections (i) through (iv) shall be collectively referred to as “Company Registered Intellectual Property”). Section 3.13.1 of the Company Disclosure Schedule also lists: (a) all Software owned or exclusively licensed by the Company (“Company Software”); and (b) all Software that is incorporated into, embedded into, with, installed on any Product, or utilized in the conduct of the Business as presently conducted by the Company (other than, with respect to such Software and such software licenses, off-the-shelf commercial or shrink-wrap software for which the license fee is less than Two Thousand Five Hundred Dollars ($2,500) per unit or per year) (“Third Party Licenses”), indicating for each whether such Software has been materially modified by the Company.
3.13.2 The Company has executed and delivered to the appropriate Government Body all documents and paid all fees necessary to renew the registration of and maintain the Company Registered Intellectual Property.
3.13.3 The Company Intellectual Property constitutes all of the material Intellectual Property Rights used in or necessary for the Business of the Company as currently conducted. For the purposes of clarification and not limitation, Company Intellectual Property shall include all unregistered copyrights, trade secrets and know-how; provided, however, that Company shall not be required to identify these items on Section 3.13.1 of the Company Disclosure Schedule.

3.13.4 Except as set forth in Section 3.13.4 of the Company Disclosure Schedule, (i) the Company owns or possess valid rights or licenses to use all Company Intellectual Property; (ii) the Company has not granted to any third party any rights in any Company Intellectual Property, other than non-exclusive licenses granted to end user customers in the ordinary course of business; (iii) the material Company Intellectual Property purportedly owned or exclusively licensed by the Company and the conduct of the Business of the Company as presently conducted does not infringe upon or misappropriate any Intellectual Property Rights of others and the Company has not received any written notice alleging any such conflict, infringement or misappropriation; (iv) to the Knowledge of the Company, there is no legal action or proceeding pending against the Company which challenges the legality, validity, enforceability, use or ownership of any Company Intellectual Property; and (v) to the Knowledge of the Company, the Company Intellectual Property is not being infringed upon or misappropriated by any third party. The Company has made commercially reasonable efforts to maintain and protect its interest in the Company Intellectual Property. Without limiting the foregoing, except as set forth in Section 3.13.4 of the Company Disclosure Schedule, none of the patents listed in Section 3.13.1 of the Company Disclosure Schedule is currently involved in any interference, reissue, reexamination or opposition proceeding.
3.13.5 Except as set forth on Section 3.13.5(i) of the Company Disclosure Schedule, each Person who is or was an employee, consultant, contractor and potential business partner or investor of the Company who is or was involved in the creation or development of any of the Intellectual Property listed or required to be listed under items (i)-(iii) on Section 3.13.1 of the Company Disclosure Schedule and any other Company Owned Intellectual Property (or purported to be owned or exclusively licensed by the Company) has signed a valid, enforceable agreement containing an assignment of such Intellectual Property Rights to the Company and confidentiality provisions protecting trade secrets and confidential information of the Company. Except as set forth on Section 3.13.5(ii) of the Company Disclosure Schedule, the Company is not a party to any Contract pursuant to which the execution, delivery, and performance of this Agreement will constitute a breach of any license or other right included in such Contract or give rise to a right of forfeiture or Encumbrance of any Company Intellectual Property pursuant to such Contract. The Company has not disclosed to any third party material confidential information of the Company except pursuant to a Contract that governs the use or disclosure of confidential information of the Company.
3.13.6 Section 3.13.6 of the Company Disclosure Schedule lists all Limited License Materials used by the Company. “Limited License Materials” means Software or other materials that are distributed as “free software,” “open source software,” or under similar licensing or distribution terms to either of the foregoing. The Company has not used or distributed Limited License Materials in such a way that creates or purports to create obligations for the Company with respect to any Software owned by the Company that would (i) prohibit or restrict a Person’s ability to charge a royalty or receive consideration in connection with the sublicensing or distribution of any Software owned by the Company; (ii) require the distribution or making available of source code of any Software owned by the Company (including Software in the Products); or (iii) require the licensing of any Software owned by the Company for the purpose of making derivative works. By way of clarification but not limitation, the term “Limited License Materials” shall include: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Eclipse Public License (EPL), (E) the Netscape Public License, (F) the Sun Community Source License (SCSL), and (G) the Sun Industry Standards License (SISL). Section 3.13.6 of the Company Disclosure Schedule also lists any Company Software or Products that incorporates, embeds or is distributed or installed with, statically or dynamically links with or otherwise interacts with any Limited License Materials. Except as specifically delineated in Section 3.13.6 of the Company Disclosure Schedule, the Company, its employees or consultants have not modified the Limited License Materials.

3.14 Contracts.
3.14.1 Section 3.14.1 of the Company Disclosure Schedule lists the following Contracts to which the Company is a party or by which the Company is bound as of the date hereof (and, when updated pursuant to Section 5.6 hereof, as of the Closing Date) and which is in effect as of the date of this Agreement (and, when updated pursuant to Section 5.6 hereof, as of the Closing Date), except for any Contract set forth in Section 3.15 or 3.16 of the Company Disclosure Schedule (collectively, including those Contracts set forth in Section 3.15 and 3.16 of the Company Disclosure Schedule, the “Material Contracts”):
(a) any Contract the performance of which is reasonably expected to involve payments by or to the Company in excess of Fifty Thousand Dollars ($50,000) in any twelve month period;
(b) joint venture or partnership Contracts or like Contracts involving the sharing of profits or losses;
(c) Contracts containing covenants purporting to limit (or that would limit after the Closing Date) the freedom of the Company to engage in any line of business or sell Products in any geographic area;
(d) Contracts which contain minimum purchase commitments on the part of the Company of greater than Fifty Thousand Dollars ($50,000) in the aggregate in any twelve (12) month period;
(e) Contracts relating to any outstanding non-cancelable commitment for capital expenditures of the Company in excess of Fifty Thousand Dollars ($50,000) in the aggregate in any twelve (12) month period;
(f) indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of the Company with commitments for the borrowing or the lending of amounts by the Company;
(g) any Contract, note or bond under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;
(h) any Contract creating or granting any Encumbrance upon any of the tangible properties or assets of the Company;
(i) any employment, contractor or consulting Contract with an employee or individual consultant, contractor, or salesperson, other than any at-will employment or services agreement providing no severance or other-post-termination benefits (other than continuation coverage required by law); any Contract to grant any severance or termination pay or benefits (in cash or otherwise) to any employee, former employee (if such severance or benefits remain to be paid or provided), individual consultant, or any contractor, consulting or sales Contract with a firm or other organization; any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in connection with additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(j) any lease, sublease or similar Contract with any Person under which the Company is a lessor or sublessor of, or makes available for use to any person, (A) any Leased Real Property or (B) any portion of any premises otherwise occupied by the Company;
(k) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), including any such Contract that has expired or been terminated and that includes surviving indemnification provisions;
(l) any Contract (other than any Permit) with any Government Body or with any labor union;
(m) any Contract containing a most favored customer clause;
(n) any Contract containing any outstanding powers of attorney empowering any Person to act on behalf of the Company;
(o) any Contract with a third party payor (e.g., private insurance carriers or health maintenance organizations);
(p) any license or royalty agreement relating to the use of any third party Intellectual Property Right (except for commercially available shrink-wrap or off-the-shelf software for which the license fee is less than Two Thousand Five Hundred Dollars ($2,500) per unit or per year); and
3.14.2 Complete and correct copies of all Material Contracts and amendments thereto have been made available to Buyer by the Company. All Material Contracts are valid, binding and in full force and effect upon the Company, and, to the Knowledge of the Company, are valid, binding and in full force and effect upon the other party or parties to all such Material Contracts, and are enforceable by the Company in accordance with their terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditor’s rights generally, and for limitations imposed by general principles of equity, and, except for amendments identified in Section 3.14.1, no Material Contract been modified, amended, nor any provision thereof waived, and each such Material Contract constitutes the entire agreement between the parties thereto with respect to the subject matter thereof. Except as set forth on Section 3.14.2 of the Company Disclosure Schedule, the Company is not, nor, to the Knowledge of the Company, is any other party to such Material Contract, in material violation of or in material default in respect of, nor, to the Knowledge of Company, has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a material violation of, material default under or give rise to a right of termination, cancellation or acceleration of any material right or obligation under any such Material Contract. Except as set forth in Section 3.14.2 of the Company Disclosure Schedule, none of the counterparties to any such Contracts has given written notice of termination of any such Contract, nor to the Knowledge of the Company, is any such counterparty requesting to amend, or has stated an intent to terminate to the Company in writing, any such Contract.

3.15 Employees and Independent Contractors.
3.15.1 Section 3.15.1 of the Company Disclosure Schedule contains an accurate and complete list of all current employees of the Company, including all employees who are paid by Trinet under the Trinet Agreement (together, “Company Employees”) (including any Company Employee who is on a leave of absence or on layoff status), and (i) their titles or responsibilities; (ii) their dates of hire; (iii) their current base salaries or wages and all bonuses, commissions and incentives paid at any time from January through November 2010; (iv) any specific bonus, commission or incentive plans or agreements, and any agreements providing for payments upon a change of control, for or with them; and (v) any outstanding loans or advances made to them.
3.15.2 Section 3.15.2 of the Company Disclosure Schedule also contains an accurate and complete list of all non-employee sales representatives engaged by the Company and their payment arrangements (if not set forth in a Contract listed or described on Section 3.14.1(i) of the Company Disclosure Schedule).
3.15.3 Except as set forth in Section 3.15.3 of the Company Disclosure Schedule and except for any limitations of general application which may be imposed under applicable employment Laws, the Company has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors with no more than thirty (30) days notice without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability.
3.15.4 The Company has delivered or made available to Buyer accurate and complete copies of all written employee manuals and handbooks, written disclosure materials, and policy statements relating to the employment of the Company Employees.
3.15.5 To the Knowledge of the Company, it has never been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of the Company. Except as set forth on Section 3.15.5 of the Company Disclosure Schedule, the Company is not subject to any strike, work stoppage, lockout or other concerted activity, or to the Knowledge of the Company any threats thereof. To the Knowledge of the Company, there is no activity or proceeding by any labor organization or other group seeking to represent Company Employees or to organize any of the Company Employees. Finally, to the Knowledge of the Company, there is no unfair labor practice, labor dispute (other than routine individual grievances), demand for arbitration or arbitration proceeding pending or to the Knowledge of the Company threatened, involving any Company Employee.

3.15.6 To the Knowledge of the Company, the Company is and has been in material compliance with all Laws relating to employment, including, but not limited to, those Laws governing employment practices, the terms and conditions of employment, compensation, payment of wages, health and safety, labor relations and plant closings, including, but not limited to the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the National Labor Relations Act, OSHA, and Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act, and the Multi-Employer Pension Plan Amendments Act for the employees of the Companies.
3.15.7 To the Knowledge of the Company, the Company is and has been in material compliance with the provisions of the Fair Labor Standards Act, 29 U.S.C. § 201, as amended (“FLSA”), including classification of employees as either exempt or non-exempt from the minimum and overtime requirements of the FLSA and for purposes of classification of individuals providing services to the Business as non-employee agents, consultants, and independent contractors. To the Knowledge of the Company, there are no pending audits or investigations, threatened or underway by any Government Body against the Company for the enforcement of the FLSA.
3.15.8 Except as set forth in Section 3.15.8 of the Company Disclosure Schedule, no material action is pending or, to the Knowledge of the Company, threatened against the Company by or on behalf of any current or former Company Employee or officer or director of the Company, including any action related to employment practices, discrimination, harassment, retaliation, wrongful termination, refusal to hire, workers’ compensation, disability or pursuant to any contract or tort theory. To the Knowledge of the Company, there is no material violation of any employment Contract between the Company, on one hand, and any Company Employee or officer or director of the Company, on the other hand. The Company is not a party to, or otherwise bound by, any material order by a Government Body relating to Company Employees or employment practices of the Company.
3.15.9 The Company is in material compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar state or local Law. The Company has not had any layoffs of employees within ninety (90) days prior to the Closing Date. The Company has no material liability under the WARN Act with respect to any events occurring or conditions existing on or prior to Closing.
3.15.10 To the Knowledge of the Company, all current Company Employees are, and all former Company Employees whose employment terminated, voluntarily or involuntarily, within the three (3) years prior to the Closing Date were, legally authorized to work in the United States. The Company has completed and retained, or has caused Trinet to complete and retain, the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the Company Employees hired prior to the Closing Date, and the Company has, and has caused Trinet to, materially comply with the anti-discrimination provisions of the IRCA. Further, at all times prior to the Closing Date, the Company has been, and has caused Trinet to be, in material compliance with both the employment verification provisions (including without limitation the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA with respect to the Company Employees.

3.15.11 The Company has withheld and paid to, and has caused Trinet to withhold and pay to (or is holding and has caused Trinet to hold for payment not yet due) the appropriate Government Body all material amounts required by Law or agreement to be withheld from the wages or salaries due to each of the Company Employees. The Company and/or Trinet has paid in full to all of the Company Employees all material wages, salaries, bonuses, benefits, commissions and other compensation due to them or otherwise arising under any Law, plan, policy, practice, program or agreement and have not unlawfully withheld any such material wages, salaries, bonuses, benefits, commissions or other compensation, and to all officers and directors who are not Company Employees, any material amounts due to such officers and directors
3.15.12 Except as set forth in Section 3.15.12 of the Company Disclosure Schedule, the Company is neither a contractor nor subcontractor of any Government Body. To the extent that the Company is a government contractor or subcontractor, the Company warrants that it is in material compliance with all governmental contracting requirements and will maintain material compliance with all said requirements through the Closing Date.
3.15.13 To the Knowledge of the Company, no Company Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that is reasonably likely to have an adverse effect on the performance by such employee of any of his or her duties or responsibilities as an employee of the Company.
3.15.14 To the Knowledge of the Company, the Company has not been informed by any employee that such employee intends to terminate his or her employment or service with the Company or would not be willing to work for Company following the Closing.
3.16 Employee Benefit Plans.
3.16.1 Section 3.16.1 of the Company Disclosure Schedule contains an accurate and complete list and description of all of the material Employee Benefit Plans which the Company sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any material liability with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of present or former Company Employees (referred to collectively as the “Company Benefit Plans” and individually as a “Company Benefit Plan”). Accurate and complete copies of all of the Company Benefit Plans have been provided to Buyer as well as the most recent determination letter issued, if any, or if none, Internal Revenue Service (“IRS”) opinion or advisory letter issued with respect to a Company Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code, all pending applications for rulings, determination letters, opinions, no action letters and similar documents filed with any governmental agency (including the Department of Labor and the IRS), summary plan descriptions, service agreements, stop loss insurance policies, and all material related contracts and documents (including, but not limited to, all compliance reports and testing results for the past three years, employee summaries and material employee communications), all closing letters, audit finding letters, revenue agent findings, and the three most recent Annual Reports (Form 5500 series), accompanying schedules and any other form or filing required to be submitted to any governmental agency with regard to each of the Company Employee Benefit Plans. The Company has never had any ERISA Affiliates at any time. None of the Company Benefit Plans is a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Company Benefit Plans is subject to Title IV of ERISA or Code Section 412. Except as set forth in Section 3.16.1 of the Company Disclosure Schedule, none of the Company Benefit Plans is a Multiple Employer Plan or Multiemployer Plan under Code Section 413(c) or 414(f). None of the Company Benefit Plans provides a self-insured benefit. Except as set forth in Section 3.16.1 of the Company Disclosure Schedule, no employer, other than the Company or an ERISA Affiliate, is permitted to participate or participates in the Company Benefit Plans and no leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, the Company Benefit Plans. None of the Company Benefit Plans promises or provides health, life or other welfare benefits to retirees or former employees, or severance benefits, except as required by Code Section 4980B, Sections 601 through 609 of ERISA, or comparable state statutes which provide for continuing health care coverage.
3.16.2 Except as set forth in Section 3.16.2 of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has (i) proposed any Employee Benefit Plan which it plans to establish, sponsor, maintain or to which it will be required to contribute, or (ii) proposed any changes to any of the Company Benefit Plans now in effect. Except as set forth in Section 3.16.2 of the Company Disclosure Schedule, each of the Company Benefit Plans that provides a self-insured health benefit is subject to a stop-loss insurance policy in which the Company is insured and the Company is not aware of any reasonable basis that could result in the denial of coverage under such policy. The Company, any ERISA Affiliate, the Buyer (or any entity that is with the Buyer, treated as a single employer under Code Section 414 or Section 4001(b) of ERISA (individually “Buyer Group”)), any Employee Benefit Plan which the Company, any ERISA Affiliate or Buyer Group sponsors, maintains or contributes to, or is required to contribute to, will not have any Obligation following the Effective Time, with regard to, or as a result of, any benefit plan or arrangement, which has been provided or made available to any Company Employee at any time pursuant to any agreement in effect prior to the Effective Time between the Company and Trinet.
3.16.3 With respect to the Company Benefit Plans, the Company and each ERISA Affiliate has made, all payments (including premium payments with respect to insurance policies) required to be made by them and has properly accrued (in accordance with GAAP) all payments (including premium payments with respect to insurance policies) due but not yet payable.
3.16.4 All of the Company Benefit Plans are, and have been, operated in all material respects in compliance with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. With respect to each of the Company Benefit Plans that is intended to be qualified under Section 401(a) of the Code, each such plan has been determined by the IRS to be so qualified as to form, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code. There have been no termination or partial termination (including any termination or partial termination attributable to this transaction) of any of the Company Benefit Plans. No material non-exempt prohibited transaction under Section 406 or 407 of ERISA or Section 4975 of the Code has occurred with respect to any of the Company Benefit Plans. Neither the Company nor any ERISA Affiliate has incurred, nor will incur, any material tax liability or civil penalty, damages, or other liabilities arising under Section 502 of ERISA, resulting from any of the Company Benefit Plans, with respect to any matter arising on or before the Closing Date.

3.16.5 Except at set forth in Section 3.16.5 of the Company Disclosure Schedule, neither the execution and/or delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including any severance, unemployment compensation or golden parachute payment (including “parachute payment” as defined under Section 280G of the Code and the regulations and rulings thereunder) becoming due from the Company or any ERISA Affiliate under any of the Company Benefit Plans, (ii) increase any benefits otherwise payable under any of the Company Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits, stock options or equity or equity-based compensation to any extent.
3.16.6 To the Knowledge of the Company, there are no pending actions, claims or lawsuits that have been asserted or instituted against any of the Company Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the Knowledge of the Company, there are no facts which could form the basis for any such action, claim or lawsuit. To the Knowledge of the Company, there are no audits by any government agency of any of the Company Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or threatened and, to the Knowledge of the Company, there are no facts which could form the basis for any investigation or audit.
3.16.7 The Company and its ERISA Affiliates can terminate each of the Company Benefit Plans without further liability to the Company and its ERISA Affiliates (other than standard expenses arising in connection with such terminations).
3.16.8 Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been documented and operated in good faith compliance on or prior to December 31, 2008 and material compliance on or after January 1, 2009, with Code Section 409A and the rules and regulations issued thereunder. No Company Benefit Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Treas. Reg. §1.409A-6) after October 3, 2004. No stock option or stock appreciation right granted under any Company Benefit Plan has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option or stock appreciation right was granted or has any provision or feature that could cause the stock option or stock appreciation right to be subject to Code Section 409A.
3.17 Customers and Suppliers. Section 3.17 of the Company Disclosure Schedule sets forth the ten (10) largest customers and ten (10) largest suppliers (in dollar volume) of the Business for the last twelve (12) months and the amounts which were billed to such customers or by such suppliers. Except as set forth in Section 3.17 of the Company Disclosure Schedule, no such supplier or customer has canceled or otherwise terminated, or made any written threat, or to the Knowledge of Company any non-written threat, to the Company to cancel or otherwise terminate such entity’s relationship with the Business or has during the last twelve (12) months decreased materially, or made any written threat, or to the Knowledge of Company any non-written threat, to the Company to decrease materially, such entity’s services or supplies to the Business or such entity’s purchase of Product(s) of the Business, as the case may be.

3.18 Taxes. Except as set forth on the Latest Balance Sheet:
3.18.1 All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid or will be timely paid for all periods ending on or prior to the Closing Date. The Company has properly and timely filed and will, prior to the Closing, properly and timely file all Tax Returns it was required to file. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made in writing by a Government Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax other than Encumbrances for Taxes not yet due and payable.
3.18.2 Except as set forth in Section 3.18.2 of the Company Disclosure Schedule, the Company has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Taxing Authority all amounts required.
3.18.3 There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any Government Body either in writing or to the Knowledge of the Company.
3.18.4 The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
3.18.5 The Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP.
3.18.6 The Company (i) is not a party to, is not bound by and has no obligation under any Tax sharing agreement or similar contract (whether or not written) and (ii) has no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.
3.18.7 The Company is not a party to any agreement, Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state or local Tax law). The Company has not filed a consent under former Section 341(f) of the Code concerning collapsible corporations. The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

3.18.8 The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Laws) by reason of a change in method of accounting in any taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) intercompany transactions or any excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); or (vi) election under Section 108(i) of the Code made on or prior to the Closing Date.
3.18.9 The Company or predecessors by merger or consolidation has not within the past two (2) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.
3.18.10 The Company has made available to Buyer true, correct and complete copies of all Tax Returns, examination reports, statements of deficiencies, closing agreements, settlement agreements, ruling requests and any similar documents submitted by, received by, assessed against, or agreed to by the Company for all Tax periods ending after December 31, 2005.
3.18.11 The Company does not have any permanent establishment, office, or other fixed place of business in any jurisdiction outside the United States.
3.18.12 The Company has not participated in a “Reportable Transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b) or “Listed Transaction” as such term is defined in Treasury Regulation Section 301.6111-2(b)(2).
3.19 Proceedings and Judgments.
3.19.1 Except as set forth in Section 3.19 of the Company Disclosure Schedule: (i) no Proceeding is currently pending or, to the Knowledge of the Company, threatened to which the Company is a party, or by which the Company or any assets or Business of the Company are affected; and (ii) no Judgment is currently outstanding against the Company, or by which the Company or any assets or the Business of the Company is affected.
3.19.2 As to each matter required to be described on Section 3.19 of the Company Disclosure Schedule, accurate and complete copies of all pertinent pleadings, judgments, orders, correspondence and other legal documents have been delivered to Buyer.

3.19.3 To the Knowledge of the Company, no officer or employee of the Company is subject to any Judgment that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to any of the Business of the Company.
3.20 Insurance. Section 3.20 of the Company Disclosure Schedule contains an accurate and complete list and description of all Insurance Policies (excluding Insurance Policies that constitute the Company Benefit Plans) currently owned or maintained by the Company. Except as indicated on Section 3.20 of the Company Disclosure Schedule, all such Insurance Policies are or were on an “occurrence” rather than a “claims made” basis. Except as set forth on Section 3.20 of the Company Disclosure Schedule, accurate and complete copies of all Insurance Policies described or required to be described on Section 3.20 of the Company Disclosure Schedule have been delivered to Buyer. Each such Insurance Policy is in full force and effect; the Company has not received any notice of cancellation with respect to any such Insurance Policy; and, to the Knowledge of the Company, there is no basis for the insurer thereunder to terminate any such Insurance Policy. Except as set forth on Section 3.20 of the Company Disclosure Schedule, there are no claims that are pending under any of the Insurance Policies described on Section 3.20 of the Company Disclosure Schedule.
3.21 Inventory. All Inventory of the Company taken as a whole, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as set forth on Section 3.21 of the Company Disclosure Schedule, all Inventory of the Company is located at the Real Property.
3.22 Product Liability. The Company is not in possession of any written document evidencing a design or manufacturing defect with respect to any product that could reasonably be expected to give rise to any material product liability.
3.23 Manufacturing Source Yield. The average Manufacturing Yield for Production Sources manufactured by the Company over the eighteen (18) week period from July 1, 2010 through November 3, 2010 was not less than sixty percent (60%).
3.24 Questionable Payments. None of the current or former partners, members, owners, stockholders, directors, managers, executives, officers, representatives, agents or employees of the Company (when acting in such capacity or otherwise on behalf of the Company or its predecessors): (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating in any material respect any provision of either the Foreign Corrupt Practices Act of 1977, on the one hand, or the Organization for Economic Cooperation and Development (OECD) Anti-Bribery convention entitled “The Convention against Bribery of Foreign Public Officials in International Business Transactions,” on the other hand; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; or (e) has made any illegal bribe, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of the Company.

3.25 Related Party Transactions. Except as set forth on Section 3.25 of the Company Disclosure Schedule and except for any employment Contracts listed on Section 3.25 of the Company Disclosure Schedule, are no real estate leases, personal property leases, loans, guarantees, contracts, transactions, understandings or other arrangements of any nature between or among the Company and any current or former direct or indirect stockholder, director, officer or Affiliate of the Company.
3.26 Brokerage Fees. Except as set forth on Section 3.26 of the Company Disclosure Schedule, no Person acting on behalf of the Company or the Stockholders is or shall be entitled to any brokerage or finder’s fee in connection with the transactions contemplated hereby.
3.27 Closing Inventory. On the Closing Date, the Company’s Inventory shall include enough fully-assembled units to meet the anticipated needs of the Company for the two-month period after the Closing Date based on the Company’s 2011 Demand Forecast dated November 29, 2010.
3.28 Full Disclosure. No representation or warranty made by either the Company or any of the Stockholders in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading. The copies of documents attached as Schedules to this Agreement or otherwise delivered to Buyer in connection with the transactions contemplated hereby, are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be material to Buyer’s understanding thereof in any respect.
Section 4 Representations of Buyer and Merger Sub
Knowing that the Company and the Stockholders are relying thereon, Buyer and Merger Sub, jointly and severally, represent and warrant to the Company and Stockholders, except as set forth in the disclosure schedule supplied by the Buyer and Merger Sub dated as of the date hereof (the “Buyer Disclosure Schedule”), provided that any disclosure made in any section of the Buyer Disclosure Schedule shall only apply to the section of this Agreement that corresponds to the section of the Buyer Disclosure Schedule except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another section of this Agreement, as follows:
4.1 Organization. Each of Buyer and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Buyer and Merger Sub possesses the full power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. All of the issued and outstanding shares of capital stock of Merger Sub are owned, beneficially and of record, by Buyer.

4.2 Authority; Non-Contravention. Each of Buyer’s and Merger Sub’s execution, delivery and performance of this Agreement and each other agreement to which Buyer or Merger Sub is or becomes a party pursuant to this Agreement, and its consummation of the transactions contemplated hereby and thereby (a) have been duly authorized by all necessary actions by their respective boards of directors, as the case may be, and, in the case of Merger Sub, its sole stockholder; (b) do not require any approval or actions by the stockholders of Buyer; (c) do not constitute a violation of or default under their respective charters, bylaws, certificates of formation or operating agreements, as the case may be; (d) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Buyer or Merger Sub is a party or by which they are bound; (e) do not constitute a violation of any Law or Judgment that is applicable to it or to their respective businesses or Assets, or to the transactions contemplated by this Agreement; and (f) except as stated on Schedule 4.2, do not require the Consent of any Person. This Agreement and each other agreement to which Buyer or Merger Sub is or becomes a party pursuant to this Agreement constitutes the valid and legally binding agreement of each of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to applicability of general principles of equity.
4.3 Buyer’s Stock. Schedule 4.3 sets forth the authorized capital stock of the Buyer, including the type of shares authorized, the par value per share and the number of each type of shares that are issued and outstanding. Except as described above or on Schedule 4.3, Buyer has not issued any securities exercisable to purchase or convertible into capital stock of Buyer or any subsidiary of Buyer nor is Buyer or any subsidiary otherwise bound by any agreement, whether absolute or contingent, to issue any such securities. Each issued and outstanding share of capital stock of the Buyer has been duly authorized and is validly issued and outstanding and their issuance and sale have not violated any preemptive rights. The Buyer Common Shares to be issued in the Merger, when so issued, shall be duly authorized and validly issued, fully paid and nonassessable and shall not have been issued in violation of any preemptive right. Nine Million One Hundred Ninety Three Thousand and Fourteen (9,193,014) is the number of shares of Buyer Common Stock that represents 19.999% of Buyer’s outstanding Common Stock on the date hereof.
4.4 Indebtedness. Buyer does not have any secured debt, except as set forth on Schedule 4.4, which describes the name of any lender, the maximum amount Buyer can borrow under the loan facility, and the amount actually borrowed as of a recent date.
4.5 Consents. Except as set forth on Schedule 4.5 attached hereto, no consent, approval, authorization, order, license, permit, filing or registration with any Government Body is required of the Buyer or Merger Sub as a condition of its execution, delivery or performance of this Agreement or any other agreements to which Buyer or Merger Sub is or becomes a party pursuant to this Agreement or their respective consummation of the transactions contemplated hereby or thereby and has not been obtained, other than filings with the Secretary of State of Delaware as specifically contemplated herein.
4.6 SEC Filings. Buyer has timely filed with the SEC all of the reports that it has been required to file pursuant to Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) in respect of all periods, events or stockholder actions since January 1, 2009 (“Buyer SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Buyer SEC Documents complied in all material respects with the applicable requirements of the 1934 Act; and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.7 Brokerage Fees. Except as set forth on Schedule 4.7, no Person acting on behalf of the Buyer or Merger Sub is or shall be entitled to any brokerage or finder’s fee in connection with the transactions contemplated hereby
4.8 Full Disclosure. No representation or warranty made by any of Buyer or Merger Sub in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading. The copies of documents attached as Schedules to this Agreement or otherwise delivered to the Company and/or Stockholders in connection with the transactions contemplated hereby, are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be material to their understanding thereof in any respect.
Section 5 Obligations of the Company and the Stockholders Pending Closing
5.1 Conduct of the Company’s Business. Between the date hereof and the Closing Date (or the earlier termination of this Agreement) and except as permitted or contemplated by the terms of this Agreement and as provided in Schedule 5.1 of the Company Disclosure Schedule, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will:
5.1.1 conduct its business in the ordinary and usual course;
5.1.2 not enter into any Contract with any party, other than Contracts entered into in the ordinary course of business, and not amend, modify or terminate any material Contract, other than in the ordinary course of business, without the prior written consent of Buyer;
5.1.3 use its commercially reasonable efforts to preserve the Business intact, to keep available the services of its employees, and to preserve its material relationships with employees, customers, suppliers and others with whom it deals;
5.1.4 not adopt or propose any change in its certificate of incorporation, bylaws or other organizational documents, except pursuant to Reorganization Plan;
5.1.5 maintain in full force and effect all of the Insurance Policies listed on Schedule 3.19 and make no change in any insurance coverage without the prior written consent of Buyer;
5.1.6 keep the premises occupied by it and all of its equipment and other material tangible personal property in good working order and repair and perform all necessary repairs and maintenance within normal time frames of scheduled maintenance;

5.1.7 continue to maintain all of its usual business books and records in accordance with its past practices;
5.1.8 not declare or make any dividend or other payment on or with respect to its securities, redeem or otherwise acquire any securities or issue any securities or any option, warrant or right relating thereto;
5.1.9 not pay any bonuses to any of its employees;
5.1.10 not waive any material right or cancel any material claim;
5.1.11 not increase the compensation or the rate of compensation payable to any of its employees other than in the ordinary course of business consistent with past practices by amounts that do not exceed five percent (5%);
5.1.12 maintain its entity existence and not merge or consolidate with any other entity;
5.1.13 comply with all material provisions of any Contract applicable to it;
5.1.14 except with Buyer’s consent, not make any capital expenditures outside of the ordinary course of business;
5.1.15 not create, incur or assume any Obligation outside the ordinary course of the Company’s Business, nor execute any new guarantee of any Obligation nor prepay any Obligation;
5.1.16 not assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for Obligations of any other Person;
5.1.17 not enter into any agreement or arrangement that limits or otherwise restricts the Company from engaging in any line of business or selling Products in any geographic area, or that by its terms could, after the Closing Date, limit or restrict Buyer or any of its Affiliates, from engaging in any line of business or selling Products in any geographic area;
5.1.18 not establish, adopt, enter into, amend or terminate any Company Benefit Plan (except as required by applicable law), collective bargaining agreement or other labor agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;
5.1.19 not make or change any Tax election or settle or compromise any income Tax liability;
5.1.20 not change any method of accounting, accounting policy or accounting practice, except for any such change required by reason of a concurrent change in GAAP as concurred with by the Company’s independent auditors; and
5.1.21 use its commercially reasonable to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

5.2 Buyer’s Due Diligence Investigation; Confidentiality. Between the date of this Agreement and the Closing Date, the Company and the Stockholders shall (a) permit Buyer and its authorized representatives to have reasonable access to the facilities and offices of the Company during normal business hours, to observe the operations of the Company, to meet with the officers and employees of the Company, to contact the customers, prospects and suppliers of the Company, and to audit, examine and copy the files, books and records and other documents and papers of the Company, and (b) provide to Buyer and its authorized representatives all information concerning the business, Assets and financial condition of the Company that Buyer reasonably requests. Buyer will not reveal any confidential data and/or information supplied by the Company except to its management, counsel, accountants, insurance representatives, investment and commercial bankers and like agents, for purposes relating to the evaluation and consummation of the transactions contemplated by this Agreement, and in the event the transactions contemplated by this Agreement are not consummated, such data and information will be returned to the Company and, regardless of whether the transactions are consummated, will be held confidential by those to whom it is disclosed. In addition, the parties acknowledge that the information being provided to one another in connection with the transactions contemplated hereunder is subject to the terms and conditions of that certain Non-Disclosure Agreement dated May 24, 2010 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.
5.3 Consents. Between the date of this Agreement and the Closing Date, the Company shall in good faith use its commercially reasonable efforts to secure approvals and Consents from any third parties necessary to the consummation of the transactions contemplated hereby or contemplated by any instrument, document or agreement contemplated hereby, including the Consents listed on Schedule 3.2.3 attached hereto and an estoppel certificate from the landlord under the Leased Property lease in form and substance reasonably satisfactory to the Buyer; provided, however, that the Company shall not be obligated to pay money, offer or grant any accommodation (financial or otherwise) to any third parties (other than its counsel), commence, defend or participate in any litigation, or suffer the loss of any material right or benefit in order to obtain such consent, authorization, filing, approval or registration. The Company shall keep Buyer apprised of the status of any communications with, and any inquiries or requests for additional information from, any third party whose consent, authorization, or approval is required to the transactions contemplated hereby.
5.4 Acquisition Proposals. Between the date of this Agreement and the Closing Date, neither the Company, nor any of its Stockholders shall, and the Company shall use its reasonable efforts to cause its Stockholders, employees, representatives or agents to not directly or indirectly, solicit, initiate, encourage or respond to any inquiries or proposals from, or participate in any discussions or negotiations with, or provide any non-public information to, any Person or group (other than Buyer and its officers, employees, representatives and agents) concerning any bulk sale of any Assets of the Company, any sale of shares of capital stock or other securities of the Company, or any merger, consolidation or similar transaction involving the Company; provided, however, that the Company may solicit or initiate the submission of inquiries or proposals for venture financing or other fundraising for a minority investment in the Company or a loan to the Company and negotiate such proposals, so long as the Company does not enter into any agreement with any party relating to such a financing. The Company and/or the Stockholders shall immediately advise Buyer of, and communicate to Buyer the terms of, any such inquiry or proposal received by the Company or any Stockholder. Any violation of the restrictions by any officer, director, Affiliate, employee, agent, investment banker, attorney or other advisor or representative of the Company or the Stockholders shall be deemed to be a breach of this Section 5.4 by the Company and Stockholders.

5.5 280G Stockholder Approval. As soon as practicable following the date hereof, but in all cases prior to the Closing Date, the Company shall (i) seek approval of the Stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations thereunder, which shall include adequate written disclosure prior to a vote of all persons entitled to vote thereon (the “280G Stockholder Approval”), of all payments and benefits which would constitute “excess parachute payments” that would not otherwise be deductible under Section 280G of the Code absent such 280G Stockholder Approval (the “Potential 280G Benefits”); (ii) to the extent it has not done so prior to the date hereof, secure from each of the individuals who has a right to any Potential 280G Benefits a waiver of such individual’s rights to some or all of such Potential 280G Benefits so that all remaining Potential 280G Benefits shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code; and (iii) deliver to Buyer, prior to seeking such 280G Stockholder Approval, advance notice of such stockholder vote and evidence reasonably satisfactory to Buyer that the 280G Stockholder Approval of the Potential 280G Benefits will be solicited in accordance with Section 280G(b)(5)(B) of the Code and the regulations thereunder.
5.6 Advice of Changes. Between the date of this Agreement and the Closing Date, the Company and each Stockholder shall promptly advise Buyer, in writing, of any fact of which any of them obtains knowledge and that, will or would reasonably be expected to result in the failure of any of the conditions specified in Section 8.1 to occur (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of the Company and/or of any Stockholder contained in this Agreement). In addition, between the date of this Agreement and the Closing Date, the Company may update the Company Disclosure Schedules as contemplated by Sections 3.3 and 3.14 hereof so long as the changes or actions taken necessitating any such update were not prohibited by Section 5.1 of this Agreement (or were otherwise consented to in writing by Buyer).
5.7 Monthly Financial Statements; Audited 2010 Financial Statements.
5.7.1 The Company shall deliver to Buyer by the twenty-fifth (25th) day after each month end an internally prepared balance sheet of the Company as of and for each one (1) month period then ended after the date hereof and the statement of earnings, stockholders’ equity and cash flows of the Company for each period then ending.

5.7.2 At least five (5) days prior to the Closing Date, the Company shall deliver to Buyer true, complete and correct copies of (i) the Company’s unaudited balance sheet reviewed but not reported on by its Independent Accountants as of September 30, 2010 (the “Reviewed Latest Balance Sheet”), and the related statement of income for the nine month periods ended September 30, 2009 and September 30, 2010, in each case compliant with Regulation S-X, and (ii) the internally prepared unaudited balance sheet as of November 30, 2010 and the related statement of income for the eleven month period then ended. At the time it is delivered to Buyer hereunder, the Reviewed Latest Balance Sheet shall not differ materially from the Latest Balance Sheet.
5.7.3 At least five (5) days prior to the Closing Date, the Company shall deliver to Buyer the balance sheet and statements of income, stockholders’ equity and cash flows for the fiscal year ended December 31, 2009 and December 31, 2008, in each case compliant with Regulation S-X.
5.7.4 If the Closing Date occurs after December 31, 2010, the Company shall, promptly following January 1, 2011, engage an independent registered public accountant reasonably acceptable to Buyer to prepare (i) an audited balance sheet and statements of income, stockholders’ equity and cash flows for the fiscal year ended December 31, 2009 and December 31, 2008, in each case compliant with Regulation S-X; and (ii) the Company’s audited balance sheet and statements of income, stockholders’ equity and cash flows for the fiscal year ended December 31, 2010 (the “2010 Financials”), and shall instruct such accountant to complete both (i) and (ii) by February 15, 2010. The Buyer and the Company shall each pay for 50% of the accountant’s fees incurred in connection with any preparation, review and delivery of the 2010 Financials.
5.7.5 From the date hereof until the Closing Date, Company shall also take all actions, including the making available of Company’s accountants and the granting of access to Buyer and its accountants to all books and records relating to the Company, to assist Buyer in connection with the preparation and timely inclusion of pro forma and any other financial information relating to the Company as required to be included in Buyer’s SEC filings, including its Form 8-K obligations with respect to the Merger, within the applicable time period required by such form. The Company shall also assist Buyer in obtaining from the registered public accountants for the Company any consent or report of the accountants required to be included in the filing referred to above or any other filings to be made by the Buyer with the Securities and Exchange Commission.
5.8 Employees. Between the date of this Agreement and the Closing Date, the Company shall (i) terminate any agreement between the Company and the TriNet Employer Group, Inc. (“Trinet”), including the Trinet Proposal for 2004-2005 Services dated January 23, 2004 (“Trinet Agreement”) effective immediately prior to the Effective Time; and (ii) pay any amounts owed to Trinet as a result of the termination of the Trinet Agreement.
5.9 Purchaser Representative. All stockholders of the Company who are not “accredited investors”, as defined in Rule 501(a) under the Securities Act, other than such stockholders who have such knowledge and experience in financial and business matters and are capable of evaluating the merits and risks of the investment in the Buyer Common Shares being issued hereunder, shall have secured the services of a Purchaser Representative reasonably satisfactory to Buyer.

5.10 Questionnaires. As early as practicable after execution of this Agreement, (a) each stockholder of the Company shall have completed an investor questionnaire in a form reasonably satisfactory to Buyer and delivered such questionnaire to Buyer, and (b) each Purchaser Representative of any unaccredited stockholder of the Company shall have completed the purchaser representative questionnaire in a form reasonably satisfactory to Buyer (the questionnaires to be completed by the stockholders referenced above as well as applicable purchaser representatives shall collectively be referred to herein as the “Questionnaires”) and delivered such Questionnaire to Buyer.
5.11 Termination of Qualified Plans. In accordance with applicable plan provisions and applicable law, Company shall take, or cause to be taken, any actions that are necessary (including, but not limited to, board of director action) to terminate each Company Benefit Plan that constitutes a plan as described in Code Section 401(k) effective no later than the day preceding the Closing Date.
5.12 Stockholder Vote. Within forty-eight (48) hours following the date hereof, the Company will have obtained, by written consent, the Required Stockholder Approvals, and by Closing, the approval of the holders of outstanding Company Common Stock representing at least a majority of all of the outstanding shares of Company Common Stock, approving and adopting this Agreement and the transactions contemplated hereby (including the Merger) (collectively, the “Stockholder Written Consent”). The Company will deliver to Buyer true and correct copies of such Required Stockholder Approvals immediately following the expiration of such 48-hour period.
5.13 Commercially Reasonable Efforts. The Company and the Stockholders shall use their commercially reasonable efforts to consummate the transactions contemplated hereunder as of the earliest practicable date.
Section 6 Certain Obligations of Buyer and Merger Sub Pending Closing
6.1 Corporate Status. Between the date of this Agreement and the Closing Date:
6.1.1 Each of Buyer and Merger Sub shall maintain their corporate existence, and remain in good standing in their respective jurisdictions of formation or incorporation, and shall not amend their respective charters, bylaws, certificates of formation or operating agreements, as the case may be, in any manner that would be inconsistent with their respective obligations under this Agreement.
6.1.2 Buyer and Merger Sub shall not enter into any Contract that commits them to take any action or omit to take any action that would be inconsistent with any of the provisions of this Section 6.1 or any other provisions of this Agreement.
6.1.3 The Buyer shall not take or suffer or permit any action which would render untrue any of the representations or warranties of the Buyer herein contained, and not omit to take any action within its power, the omission of which would render untrue any such representation or warranty.
6.1.4 Buyer shall conduct its business in the ordinary and usual course other than as necessary to consummate the transactions contemplated hereby.
6.1.5 Buyer shall not issue or sell any additional shares of its Common Stock.

6.2 The Company’s and Stockholders’ Due Diligence Investigation; Confidentiality. Between the date of this Agreement and the Closing Date, upon the Company’s request, Buyer shall (a) permit the Company and its authorized representatives to visit Buyer’s facilities during normal business hours, to meet with Buyer’s key officers, and (b) provide to the Company and its authorized representatives all information concerning Buyer and its subsidiaries and their businesses, assets and financial condition, including pro forma financials, that the Company reasonably requests. The Company will not reveal any confidential data and/or information supplied by the Company except to its management, counsel, accountants, insurance representatives, investment and commercial bankers and like agents, for purposes relating to the evaluation and consummation of the transactions contemplated by this Agreement, and in the event the transactions contemplated by this Agreement are not consummated, such data and information will be returned to Buyer and will be held confidential by those to whom it is disclosed. In addition, the parties acknowledge that the information being provided to one another in connection with the transactions contemplated hereunder is subject to the terms and conditions of the Confidentiality Agreement, the terms of which are incorporated herein by reference.
6.3 Consents. Between the date of this Agreement and the Closing Date, Buyer, and Merger Sub shall in good faith cooperate with the Company in their efforts to obtain the consents and approvals, and to give the notices and make the filings, listed on Schedule 4.2.
6.4 SEC Reports. Between the date of this Agreement and the Closing Date, Buyer shall file all reports and other filings required to be filed by it under the 1934 Act, and Buyer shall notify the Stockholders, promptly after they become available, of all registration statements, proxy statements, reports and other filings, and all amendments thereto, that Buyer files with the SEC.
6.5 Advice of Changes. Between the date of this Agreement and the Closing Date, Buyer shall promptly advise the Company, in writing, of any fact of which it obtains knowledge and that, will or would reasonably be expected to result in the failure of any of the conditions specified in Section 7.1 to occur (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of Buyer and Merger Sub contained in this Agreement).
6.6 Merger Sub Compliance. Buyer shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the Merger.
6.7 Commercially Reasonable Efforts. Each of Buyer and Merger Sub shall use its commercially reasonable efforts to consummate the transactions contemplated hereunder as of the earliest practicable date.

Section 7 Conditions Precedent to the Company’s and the Stockholders’ Closing Obligations
Each obligation of the Company to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 7, except to the extent that such satisfaction is waived by the Company in writing.
7.1 Buyer’s and Merger Sub’s Representations and Performance. The representations and warranties of Buyer and Merger Sub contained in this Agreement that are qualified as to materiality shall be true and correct in all respects and all representations and warranties of Buyer and Merger Sub that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date, in each case with the same force and effect as though made on and as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct as of such earlier date). Each of Buyer and Merger Sub will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
7.2 Absence of Proceedings. No Proceeding shall have been instituted (excluding any Proceeding instituted by or on behalf of the Company or any Stockholder), no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, in each case, that seeks to or does prohibit or restrain the consummation of the mergers or any of the other transactions contemplated hereunder.
7.3 Approvals. As of Closing, Buyer shall have filed the requisite listing application with the NASDAQ with respect to the Buyer Common Shares to be issued as part of the Merger Consideration. Buyer shall use its commercially reasonable efforts to have such Buyer Common Shares approved for listing as soon as practicable after Closing, but in no event later than one year after Closing.
7.4 Escrow Agreement. The Escrow Agreement shall have been executed by the Escrow Agent, the Buyer and the Stockholder Representative, on behalf of the Stockholders, and shall have been delivered to the Stockholder Representative.
7.5 Material Adverse Effect. No Material Adverse Effect on the Buyer shall have occurred since the date of this Agreement and be continuing.
7.6 Closing Deliveries. The deliveries contemplated by Section 9.2 hereof shall have been made.

Section 8 Conditions Precedent to Buyer’s and Merger Sub’s Closing Obligations
Each obligation of Buyer and Merger Sub to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 8 except to the extent that such satisfaction is waived by Buyer in writing.
8.1 The Company’s Representations and Performance. The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct in all respects and all representations and warranties of the Company contained in this Agreement that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date, in each case with the same force and effect as though made on and as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct as of such earlier date). The Company shall have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
8.2 Absence of Proceedings. No Proceeding shall have been instituted (excluding any such Proceeding initiated by or on behalf of Buyer or Merger Sub), no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, in each case, that seeks to or does prohibit or restrain the consummation of the Merger or any of the other transactions contemplated hereunder.
8.3 Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the date of this Agreement and be continuing.
8.4 Approvals. This Agreement shall have been approved by the Company’s board of directors and the requisite Stockholders, and such approvals shall be in full force and effect.
8.5 Indebtedness. The Company shall have paid off in full any Indebtedness, and any Encumbrance or other security interest in any Assets of the Company shall have been released and a Uniform Commercial Code Termination Statement or such other documents or endorsements necessary to release of record any Encumbrances or other security interest in the Assets of the Company shall have been delivered to Buyer.
8.6 General Release. Each of the Stockholders owning shares of Class A and Class A-1 Preferred stock of the Company shall have executed and delivered to Buyer a general release of claims against the Company in the form attached hereto as Exhibit 8.7 (the “General Release”).
8.7 Consulting Agreements. Buyer and each of Mhairi Jones and Michael Klein shall have entered into a consulting agreement in the form attached hereto as Exhibit 8.8 (the “Consulting Agreements”).
8.8 Cancellation of Securities. All notes shall have been automatically cancelled by their terms or been otherwise cancelled and delivered to Buyer. The conversion of the notes issued in 2009 and 2010 into Company capital stock, which is exchanged for Buyer Common Shares at Closing, is intended to be a non-taxable transaction for U.S. federal income tax purposes. Neither Company nor Buyer shall take any position on any Tax Return inconsistent with such Tax treatment. Each option, warrant, call, convertible note, subscription or right to acquire Company Capital Stock or other securities of the Company shall have terminated according to its terms, or terminated by the holder of such right with such termination being delivered to Buyer.

8.9 Escrow Agreement. The Escrow Agreement shall have been executed by the Escrow Agent, the Buyer and the Stockholder Representative, on behalf of the Stockholders, and shall have been delivered to the Buyer.
8.10 Termination of Agreements. Each of the Amended and Restated Investor Rights Agreement, the Amended and Restated Voting Agreement and the Right of First Refusal and Co-Sale Agreement shall have been terminated.
8.11 Dissenters’ Rights. Holders of no more than five percent (5%) of the Company Capital Stock shall have exercised any appraisal or dissenters’ rights with respect to such Company Stock pursuant to the DGCL.
8.12 280G Stockholder Approval. The Company shall have (i) received the 280G Stockholder Approval (as defined herein) and (ii) delivered to Buyer evidence reasonably satisfactory concerning the receipt by the Company of the 280G Stockholder Approval.
8.13 Calculation Statement. Buyer shall have received the Merger Consideration Calculation Statement at least three (3) Business Days before the Closing Date.
8.14 Non-Compete Agreements. Each of Michael Klein, and Mhairi Jones shall have executed a non-compete agreement in substantially the forms attached hereto as Exhibit 8.15 (the “Non-Compete Agreements”), which non-compete agreements shall be in full force and effect as of the Effective Time.
8.15 Stockholder Representative. The Stockholders shall have appointed a Stockholder Representative.
8.16 Closing Deliveries. The deliveries contemplated by Section 9.1 hereof shall have been made.
Section 9 Closing Deliveries
9.1 Company’s and Stockholders’ Obligations at Closing. At the Closing, the Company shall deliver the following to Buyer:
9.1.1 All instruments or documents necessary to change the names of the individuals who have access to or are authorized to make withdrawals from or dispositions of all bank accounts, other accounts, certificates of deposits, marketable securities, other investments, safe deposit boxes, lock boxes and safes of the Company described on Schedule 3.5 and all keys and combinations to all safe deposit boxes, lock boxes and safes of the Company and other depositories described on Schedule 3.5.
9.1.2 The Delaware Certificate of Merger in form and substance acceptable to the parties duly executed by the Company.
9.1.3 The original (or facsimile or electronic) signed copies of all Consents listed on Schedule 3.2.

9.1.4 Duly executed resignations, dated the Closing Date, of all directors and officers of the Company other than as specified by Buyer.
9.1.5 Good standing certificates or certificates of existence or subsistence, as the case may be, of the Company, dated no earlier than ten (10) days before the Closing Date, from the applicable jurisdiction of formation or organization and from each other jurisdiction in which it is qualified or registered to do business as a foreign corporation.
9.1.6 A certificate of the Secretary of the Company as to the incumbency and signatures of the officers of the Company executing this Agreement.
9.1.7 Copies of the resolutions duly adopted by the board of directors and Stockholders of the Company authorizing the Company to execute, deliver and perform this Agreement and the other agreements and documents contemplated hereby and to consummate the transactions contemplated hereby and thereby, certified by an officer of the Company as in full force and effect, without modification or rescission, on and as of the Closing Date.
9.1.8 The Consulting Agreements duly executed by each of the parties thereto.
9.1.9 The 280G Stockholder Approval, duly executed by the Stockholders.
9.1.10 The Non-Compete Agreements, executed by each of the parties thereto.
9.1.11 The Escrow Agreement, executed by the Escrow Agent, the Buyer and the Stockholder Representative.
9.1.12 Payoff statements or termination statements and any other termination documents terminating all Encumbrances and claims in and to the Assets and the shares of capital stock of the Company, except those Encumbrances which Buyer agrees in writing to assume.
9.1.13 An officer’s certificate, signed on behalf of the Company by an authorized officer of the Company, with respect to the satisfaction of and compliance with the delivery requirements set forth in this Section 9.1.
9.2 Buyer’s and Merger Sub’s Obligations at Closing. At the Closing, Buyer and Merger Sub shall deliver the following to the Stockholders (or pursuant to Section 9.2.8, to the Exchange Agent or Escrow Agent):
9.2.1 Certificates representing the Buyer Common Shares issued to the Stockholders as contemplated by the Merger Consideration Calculation Statement.
9.2.2 If required to be executed by Merger Sub in accordance with applicable Law, the Delaware Certificate of Merger, in form and substance acceptable to the parties duly executed by Merger Sub.
9.2.3 The Consulting Agreements, duly executed by each of the parties thereto.

9.2.4 The Escrow Agreement, executed by the Escrow Agent, the Buyer and the Stockholder Representative.
9.2.5 Good standing certificates or certificates of existence or subsistence, as the case may be, for each of Buyer and Merger Sub, dated no earlier than ten (10) days before the Closing Date, from the State of Delaware.
9.2.6 Copies of the resolutions duly adopted by the board of directors of Buyer and by the board of directors and the sole stockholder of Merger Sub, authorizing Buyer and Merger Sub, respectively, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, certified by an officer of Buyer and Merger Sub, respectively, as in full force and effect, without modification or rescission, on and as of the Closing Date.
9.2.7 A certificate of an appropriate officer of each of Buyer and Merger Sub as to the incumbency and signatures of the officers of Buyer and Merger Sub executing this Agreement.
9.2.8 The Closing Merger Consideration to the Exchange Agent and the Escrow Amount to the Escrow Agent.
9.2.9 All other agreements, certificates, instruments, opinions of counsel and documents reasonably requested by the Company and/or Stockholders in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.
Section 10 Certain Rights and Obligations of Buyer and the Stockholders after Closing
10.1 Restrictions on Dispositions of Buyer Shares. Each of the Stockholders understands that the Buyer Common Shares to be issued hereunder have not been registered under either the Securities Act or the securities laws of any state and, as a result thereof, are subject to substantial restrictions on transfer and shall bear a legend restricting the transfer of such securities. From and after the Closing Date, none of the Stockholders shall sell, assign, give, pledge or otherwise transfer, dispose of or reduce his or its risk relating to any of his or its Buyer Common Shares until the expiration of the period (the “Lock Up Period”) applicable to such Stockholder set forth in Schedule 10.1 hereto, and, thereafter, only in compliance with applicable federal and state securities Laws. Schedule 10.1 will provide for a Lock Up Period, starting on the Closing Date, of twelve (12) months for Stockholders holding twenty-five percent (25%) of Buyer Common Shares, of eighteen (18) months for Stockholders holding forty percent (40%) of Buyer Common Shares, and of twenty-four (24) months for Stockholders holding thirty-five percent (35%) of Buyer Common Shares, and will identify the Lock Up Period applicable to each Stockholder. Any transfer, sale, assignment, pledge, encumbrance or other disposition of Buyer Common Shares in violation of the restriction contemplated in this Section 10.1 shall be null and void.

10.2 Members of Buyer’s Board of Directors. For the three (3) year period from the Closing Date until the third anniversary thereof, the Stockholder Representative shall have the right to nominate (which nomination will be made in accordance with any applicable procedures set forth in the Buyer’s by-laws) one member to the Buyer’s board of directors, who will serve as a full voting member of the board of directors if such nominee is acceptable to the Nominating and Corporate Governance Committee of the Buyer’s board of directors (or any successor committee) and its board of directors, subject to any required stockholder approval. Michael Klein shall be the initial nominee of the Stockholder Representative (the “Stockholder Board Representative”) and, subject to the approval of the Buyer’s Nominating and Corporate Governance Committee and its Board of Directors, shall serve, by appointment on the Buyer’s board of directors, as the Stockholder Board Representative from the Closing Date until the next annual meeting of the Buyer’s stockholders. In connection with each annual stockholder meeting thereafter during the three year period referred to above, the Stockholder Representative shall again have the right (for purposes of clarity such right shall be in lieu of, and not in addition to, the rights set forth in the preceding sentence) to nominate (in accordance with any applicable procedures set forth in the Buyer’s by-laws) one member to the board, who, (a) shall be the initial Stockholder Board Representative, and if not, then an individual who is acceptable to the holders of a majority of Buyer Common Stock then held by the Stockholders as evidenced by a written consent of the Stockholders and (b) if reasonably acceptable to the Corporate Governance Committee of the Buyer’s board of directors (or any successor committee) and its board of directors, will be nominated by the Board to serve as a Stockholder Board Representative, subject to stockholder approval. The Buyer’s Nominating and Corporate Governance Committee and board of directors, consistent with their fiduciary duties, will make the final determination in their sole reasonable discretion as to the appointment to Buyer’s board or recommendation to Buyer’s stockholders of the Stockholder Board Representative. In the event that Buyer’s Nominating and Corporate Governance Committee determines to appoint or recommend such nominee, Buyer’s board of directors will further recommend to the stockholders of Buyer at any annual or special meeting of such stockholders and in the proxy materials related to such meeting that Buyer’s stockholders should vote in favor of such nominee. In the event that a Stockholder Representative nominee to the board is not acceptable to the Buyer’s Nominating and Corporate Governance Committee (or any successor committee) or its board of directors (in each case, whose approval shall not be unreasonably withhold), the Stockholder Representative will be permitted to nominate an alternative nominee (acceptable to holders of a majority of the shares of Buyer Common Stock then held by the Stockholders, as evidenced by a written consent of the Stockholders) until the individual nominated is acceptable to such committee and the board and is nominated by the board for the position as the Stockholder Board Representative. In addition, Somu Subramanian shall serve, subject to the approval of the Buyer’s Nominating and Corporate Governance Committee (or any successor committee) and its board of directors, as a member of the Buyer’s board of directors from the Closing Date until the next annual meeting of the Buyer’s stockholders. Any proposed Stockholder Board Representative and Somu Subramanian shall be required to provide the Buyer with any information reasonably necessary for the Buyer’s Nominating and Corporate Governance Committee (or any successor committee) and its board of directors to consider the qualifications of such proposed directors.

10.3 Registration Rights. At any time after two years following the Closing, the Stockholder Representative shall have the right, subject to the following conditions, to request one registration for the Buyer Common Stock that was paid to the Stockholders as Merger Consideration on the Closing Date and, at any time after three years following the Closing, an additional registration for the Buyer Common Stock that was paid to the Stockholders in satisfaction of the Earnout Payments and, in each case, that is then currently held by such Stockholders (collectively, the “Registrable Securities”). Upon the written request by the Stockholder Representative to the Buyer (the “Resale Request”), Buyer shall use commercially reasonable efforts to (i) register the resale of the Registrable Securities, subject to the terms of this Section 10.3 and pursuant to a registration statement on Form S-3 or any successor form or other applicable form if Form S-3 is not then available (the “Form S-3 Registration Statement”) and (ii) maintain the effectiveness of the Form S-3 Registration Statement until the one (1) year anniversary following the Effective Time of the Form S-3 Registration Statement. Buyer shall (i) file the Form S-3 Registration Statement with the SEC within thirty (30) days after the receiving the Resale Request covering the resale of the Registrable Securities and (ii) use commercially reasonable efforts to cause the Form S-3 Registration Statement to be declared effective as promptly as reasonably practicable thereafter, provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Buyer shall not be required to maintain the effectiveness of the Form S-3 Registration Statement, if it has been previously filed and declared effective, or include any Registrable Securities in the Form S-3 Registration Statement) if (a) such Registrable Securities have been disposed of by the holder(s) of such securities in accordance with an effective registration statement, (b) such Registrable Securities have been previously sold in accordance with Rule 144 of the Securities Act or any other rule of similar effect (“Rule 144”), (c) such securities become eligible for resale under Rule 144 without volume restriction or volume limitation and when either (i) the Buyer is compliant with any applicable current public information requirements pursuant to Rule 144 or (ii) the current information requirements of Rule 144 no longer apply, as reasonably determined by the Buyer or (d) such Registrable Securities cease to be outstanding. Notwithstanding the foregoing, if Buyer shall furnish to the Stockholder Representatives a certificate signed by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Buyer stating that a material corporate development has occurred or a material corporate transaction is under consideration and, in the reasonable good faith judgment of the Board of Directors of Buyer, after consulting with its counsel, disclosure of such development or transaction in an amendment or supplement to the registration statement (or the related prospectus) would be seriously detrimental to Buyer (or would deprive Buyer of the opportunity to pursue a significant favorable transaction), then Buyer shall have the right to suspend the effectiveness of such registration statement and to prohibit each former stockholder of the Company from effecting any sale of Registrable Securities pursuant to such registration statement (and the related prospectus) for one or more periods, which shall not exceed ninety (90) days in any single instance or one hundred eighty (180) days in the aggregate. The Buyer shall not be required to conduct any special audit (or any audit not in the ordinary course of its business) in connection with any registration hereunder. In connection with any Form S-3 Registration Statement filed pursuant to this Section 10.3 the holders of the Registrable Securities shall be solely responsible for the fees of any counsel retained by the holders or their Stockholder Representative in connection with such registration and any transfer taxes or underwriting discounts, commissions or fees applicable to the Registrable Securities sold by the holders pursuant thereto. The Buyers obligations to include any Registrable Securities in any Form S-3 Registration Statement filed hereunder are subject to the holder of the Registrable Securities providing to the Buyer such information as the Buyer shall reasonably request for inclusion in the Form S-3 Registration Statement.

10.4 Director and Officer Insurance. The Surviving Corporation shall maintain, and Buyer shall cause the Surviving Corporation to maintain, at no expense to the Seller Indemnified Parties, in effect for six (6) years after the Closing Date insurance “tail” or other insurance policies with respect to liability insurance for the Company directors and officers with respect to acts or omissions existing or occurring at or prior to the Closing Date in an amount and scope at least as favorable as the coverage applicable to the Company directors and officers as of the Closing Date under its directors’ and officers’ liability insurance policy; provided, however, that if such “tail” or other policies are not available at an annual cost not greater than 125% of the last annual premium paid prior to the date hereof under such policy (the “Insurance Cap”), then the Surviving Corporation shall notify the Stockholder Representative and cause to be obtained as much comparable insurance as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding the Insurance Cap.
10.5 Employee Benefits. Buyer will use its commercially reasonable efforts to offer on the Closing Date to Company Employees as of the Closing Date group health, group dental, short-term disability, long-term disability and group term life insurance coverage under Buyer or applicable subsidiary plan(s) (“Buyer Plans”), subject to the terms of the applicable plan and insurance contracts and to Buyer’s (or applicable subsidiary’s) right to amend or terminate any or all such Buyer Plans in its discretion. Buyer will offer to Company Employees as of the Closing Date participation in the ICAD, Inc. 401(k) Profit Sharing Plan (“401(k) Plan”) no later than February 1, 2011, subject to the terms of the 401(k) Plan and to Buyer’s right to amend or terminate the 401(k) Plan in its discretion.
Section 11 Certain Obligations of the Stockholders, Buyer and/or Merger Sub After Closing
11.1 Taxes.
11.1.1 Tax Periods Through the Closing Date. Except as provided in Section 11.2, Buyer shall prepare or cause to be prepared all Tax Returns required by applicable Law with respect to the Company or the Surviving Corporation which are filed after the Closing Date. To the extent such Tax Returns relate to a taxable period or portion thereof ending on or before the Closing Date, Buyer shall provide such Tax Return to the Stockholder Representative for its review and comment at least thirty (30) days prior to the filing of such Tax Return, and shall revise such Tax Return to reflect any of the Stockholder Representative’s reasonable comments. All such Tax Returns shall be filed consistent with past practices. The Company (or Surviving Corporation, if applicable) shall timely pay all Taxes due after the Closing.
11.2 Transfer Taxes. The Stockholders agree to pay all Transfer Taxes imposed by Law on Stockholders solely by reason of the Closing of the Merger. Buyer and Surviving Corporation agree to pay all Transfer Taxes imposed by Law on Buyer, Merger Sub or Surviving Corporation solely by reason of the Closing of the Merger. Tax Returns in respect of Transfer Taxes shall be prepared and filed by the party responsible thereof under applicable Law provided that such party shall provide a draft of each such Return to the other parties within a reasonable amount of time prior to the due date thereof and shall make any changes to such draft return as may be reasonably requested by the other parties.

11.3 Reportable Transactions. The Company agrees to retain all documents and other records for the appropriate period of time as set forth in Treasury Regulation Section 1.6011-4(g) which relate to any Reportable Transaction in which the Company has participated.
11.4 Audits. The Stockholders shall have sole control over all audits and other proceedings (at their own expense) that relate to Taxes of the Company or the Stockholders for any period that ends on or before the Closing Date for which the stockholders are liable pursuant to this Agreement; provided, that (i) the Stockholders shall consult with Buyer regarding any such audit and Buyer shall have the right to review any adjustments related to the same before they are made, (ii) Buyer and counsel of its own choosing shall have the right to participate in, but not direct, the prosecution or defense of such proceedings at Buyer’s sole expense, and (iii) with respect to any proceeding that would reasonably be expected to adversely affect the Company or Buyer, the Stockholders shall consult with Buyer prior to the settlement of any such proceedings and shall obtain the prior written consent of Buyer prior to the settlement of any such proceedings, which consent shall not be unreasonably withheld. Buyer shall have sole control over all audits and other proceedings that relate to Taxes of the Surviving Corporation or Buyer for any period that begins after the Closing Date; provided, that with respect to any audit or other proceeding that would reasonably be expected to adversely affect Stockholders in any taxable period ending on or before the Closing Date (i) Buyer shall consult with Stockholders regarding any such audit and the Stockholders shall have the right to review any adjustments related to the same before they are made, (ii) Stockholders and counsel of their own choosing shall have the right to participate in, but not direct, the prosecution or defense of such proceedings at Stockholders’ sole expense, and (iii) Buyer shall consult with Stockholders prior to the settlement of any such proceedings, and shall obtain the prior written consent of the Stockholders prior to the settlement of any such proceedings, which consent shall not be unreasonably withheld. The Stockholders and Buyer shall cooperate as to any audits or other proceedings that relate to Taxes of the Company and Surviving Corporation (or Buyer, if applicable) for any period that straddles the Closing Date. Buyer and each of the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding.
11.5 Tax-Free Reorganization.
11.5.1 Buyer and the Company shall each use its commercially reasonable efforts to cause the Transactions to be treated as a reorganization within the meaning of Section 368(a) of the Code.
11.5.2 The Company, Buyer, and Merger Sub shall each report the transactions contemplated by this Agreement as a reorganization within the meaning of Section 368(a) of the Code in all federal, state, and local Tax Returns.

11.5.3 Buyer intends for Merger Sub to continue a significant historic business line of the Company or to use a significant portion of the Company’s historic business assets in a business after the Closing Date, in each case within the meaning of Treasury Regulation Section 1.368-1(d).
Section 12 Indemnification
12.1 Indemnification by the Company and the Stockholders. Subject to the conditions and limitations expressed in this Section 12, the Stockholders, severally but not jointly, and the Company (but the Company’s indemnification obligations under this Section 12 shall expire on the Closing) shall indemnify, defend and hold harmless Buyer and Merger Sub and the Surviving Corporation, and each of their respective officers, directors, employees, agents, representatives and their successors and assigns (each a “Buyer Indemnified Party” or, collectively, “Buyer Indemnified Parties”) from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including reasonable attorney’s fees and court costs, except for attorney’s fees and court costs related to the Zeiss Matter described in Schedule 12.1.4 (“Loss”, or “Losses”), sustained or incurred by a Buyer Indemnified Party, arising out of or caused by, directly or indirectly, any of the following:
12.1.1 Any misrepresentation, breach or failure of any warranty or representation made by the Company in or pursuant to this Agreement.
12.1.2 Any failure or refusal by the Company to satisfy or perform any covenant, term or condition of this Agreement or any agreement to be executed and delivered pursuant to this Agreement that is required to be satisfied or performed by the Company.
12.1.3 Any deficiency, adjustment or assessment for Taxes made against or imposed upon the Company (or any of its predecessors or successors) with respect to any period ending on or before the Closing Date that is not accrued on the Closing Balance Sheet, other than Taxes attributable to the Merger, which, for the avoidance of doubt, shall include any Taxes arising from the Merger, including the failure of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, other than such Taxes arising as a result of actions taken by any Stockholder not expressly contemplated by this Agreement. The right of the Buyer Indemnified Parties to indemnification under this Section 12.1.3 shall not be affected by the fact that such deficiency, adjustment or assessment is made against or imposed upon the Buyer Indemnified Parties as a result of the fact that, after the Closing Date, the Surviving Corporation shall be included in the consolidated federal income tax returns filed by the Buyer.
12.1.4 The Zeiss Matter, as and to the extent set forth on Schedule 12.1.4 hereto.
12.1.5 Any claims by any Stockholder, holder of Company Options or of Dissenting Shares or claims by any other Person, (A) claiming that any amount is owed to such Person other than that portion of the Merger Consideration allocated to such Person pursuant to the Merger Consideration Calculation Statement, or (B) claiming that such Person has an equity interest in Surviving Corporation or Buyer (whether through ownership of capital stock, options, warrants convertible securities or otherwise).

12.2 Indemnification by Buyer. Subject to the conditions and limitations expressed in this Section 12, Buyer shall indemnify, defend and hold harmless the Stockholders and the Company (but the indemnification obligation benefiting the Company under this Section 12 shall expire upon the occurrence of the Closing) and their respective officers, managers, employees, agents, representatives and successors and assigns (each a “Seller Indemnified Party” or, collectively, the “Seller Indemnified Parties”), from and against any and all Losses, arising out of or caused by, directly or indirectly, any or all of the following:
12.2.1 Any misrepresentation, breach or failure of any warranty or representation made by Buyer or Merger Sub in or pursuant to this Agreement.
12.2.2 Any failure or refusal by Buyer or Merger Sub to satisfy or perform any covenant, term or condition of this Agreement or any agreement to be executed and delivered pursuant to this Agreement that is required to be satisfied or performed by any or all of them.
12.3 Indemnification Procedures.
With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which any member of the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be (the “Indemnitee”) is entitled to indemnification from Buyer or the Stockholders, as the case may be (the “Indemnitor”) under Section 12.1 and 12.2:
12.3.1 Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor (“Indemnification Notice”) of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith, together with copies of any such written documents; provided, however, that failure to timely provide such notice shall not be a defense to the underlying indemnity claim except to the extent that delay in providing such notice has damaged the Indemnitor. Within thirty (30) days of delivery of the Indemnification Notice, the Indemnitor shall deliver to the Indemnitee a written response, in which the Indemnitor shall either: (i) agree that Indemnitee is entitled to receive all of the amounts demanded or claimed (in which case, the written response shall be accompanied by an acknowledgement executed by the Indemnitor authorizing delivery to Indemnitee, such amounts demanded or claimed), (ii) agree that the Indemnitee is entitled to receive a portion of the amount claimed (in which case the written response shall be accompanied by an acknowledgement executed by the Indemnitor authorizing delivery to the Indemnitee, such portion of the amount demanded or claimed, or (iii) dispute that the Indemnitee is entitled to receive any of the amounts demanded or claimed.

12.3.2 If a third party action, suit, claim or demand (a “Third Party Claim”) is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the “Defense”) of the Indemnification Matter, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) if the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse effect on the Indemnitee, its business or financial condition, or its relationship with any customer, prospect, supplier, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice; (iii) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld) unless the result of such settlement is the complete and final release of Indemnitee with respect to the matter in dispute; and (iv) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor’s expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including by furnishing all available documentary or other evidence as is reasonably requested by the other.
12.3.3 All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within ten (10) Business Days after a final Judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed (the “Indemnification Amount”). If the Indemnification Amount owed by the Indemnitor to the Indemnitee is not paid when due, interest shall accrue on such amount at the rate of ten percent (10%) per annum compounded until paid in full.
12.4 Limits on the Company and Stockholder Liability. The liability of the Company and the Stockholders under this Section 12 shall be limited as follows:
12.4.1 Except with respect to Carve-Outs (as defined below), and any Indemnification Matters arising under Sections 12.1.2 through 12.1.5, and except pursuant to Section 2.9.4 hereof, the Buyer Indemnified Parties shall not be entitled to be indemnified for Losses under this Section 12 unless the aggregate of such Losses arising hereunder for which indemnification liability would, but for this proviso, exist equals or exceeds Two Hundred Twenty-Five Thousand Dollars ($225,000) (the “Threshold”); provided, however, that at such time as the aggregate of such Losses equals or exceeds the Threshold, the Buyer Indemnified Parties shall be entitled to be indemnified against the full amount of such Losses that have been incurred or suffered by such parties (and not merely the portion in excess of the Threshold). For purposes of this Agreement, a “Carve-Out” shall mean an Indemnification Matter involving (a) intentional misrepresentation or fraud, (b) Taxes, and (c) the representations contained in Section 3.1.1 (Organization and Corporate Power), Section 3.2 (Authorization), and Section 3.3.1 (Capital Stock).
12.4.2 In the absence of fraud, except with respect to the Carve-Outs and any Indemnification Matters arising under Sections 12.1.2, 12.1.3, and 12.1.5 and except pursuant to Section 2.9.4 hereof, recourse to the Escrow Amount and the Earnout Escrow Amount shall be the sole and exclusive remedy of Buyer Indemnified Parties for any Losses incurred by any Buyer Indemnified Party arising out of, relating to, or in connection with this Agreement, including but not limited to, liability for Losses in connection with Section 12.1.1 and 12.1.4 and (b) the maximum liability of any Stockholder in any event will not exceed the Merger Consideration actually received by such Stockholder (collectively, the “Indemnification Cap”). Except for fraud, with respect to any Loss resulting from a claim for indemnification pursuant to Section 12.1, the Buyer Indemnified Parties shall seek to recover first from the Escrow Amount and Earnout Amount, if any, before seeking to recover directly from the Stockholders.

12.4.3 Representations and warranties made by the Company in Section 3, and by the Buyer and Merger Sub in Section 4, shall survive the consummation of the Merger and continue as follows:
(a) the representations and warranties in Section 3.1.1 (Organization and Corporate Power), Section 3.2 (Authorization), Section 3.3.1 (Capital Stock), Section 3.26 (Brokerage), Sections 3.11 (second sentence) (Title to Properties), Section 3.19 (Tax Matters) and Section 3.16 (Employee Benefit Plans) shall survive until the relevant statute of limitations has expired, and
(b) all other representations and warranties shall terminate on the date which is fifteen (15) months after the date hereof.
No claim for indemnification hereunder for breach of any such representations and warranties may be made after the expiration of such survival period; provided, however that any representation and warranty in respect of which indemnity may be sought under Section 12.1 or under Section 12.2 and the indemnity with respect thereto shall survive the time at which it would otherwise terminate pursuant to this Section 12.4.3 if written notice of a claim of breach thereof giving rise to such right of indemnity shall have been given to the Person against whom such indemnity may be sought prior to such time. Notwithstanding any provision to the contrary in this Agreement, (i) any covenant or agreement that is to be performed after the Closing Date shall survive the Closing in accordance with its terms, and (ii) any claim for fraud shall survive until the expiration of the applicable statute of limitation.
12.4.4 Notwithstanding anything herein, the limitations set forth in this Section 12.4.4 as applicable to the Company and Stockholders shall not be applicable in the case of fraud on the part of the Company or any of the Stockholders, and, as applicable to Buyer, shall not be applicable in the case of fraud on the part of Buyer.
12.4.5 Notwithstanding anything to the contrary contained herein, no Buyer Indemnified Party shall be entitled to make any claim for recovery for any Loss related to or arising from (A) the value or condition of any Tax attribute (e.g., net operating loss carry forward or tax credit carry forward) of the Company, or (B) the ability of Buyer or the Surviving Corporation to utilize such Tax attribute following the Effective Time.
12.5 Limits on Buyer Liability. The liability of Buyer and its Affiliates for any Losses that the Stockholders or the Stockholder Representative may incur, suffer, sustain or become subject to in connection with this Agreement or any of the transactions contemplated hereby shall not exceed (i) the sum of (w) the Closing Date Merger Consideration, (y) the Escrow Amount and (z) the Earnout Payment, less (b) any amounts previously paid to the Stockholders pursuant to Section 2 hereof.

12.6 Form of Indemnification.
12.6.1 Except in the case of fraud and subject to Buyer’s right to satisfy Indemnification Matters from the Escrow Amount pursuant to Section 12.6 below, following Closing, Buyer’s rights to indemnification pursuant to Section 12.1 shall be satisfied by the delivery by the Stockholders of their pro rata share of the Losses (determined based upon their relative Indemnification Caps) (the “Pro Rata Share”) to the Buyer, at the election of the Stockholder Representative, of: (i) cash equal to the dollar value of the Loss(es) or (ii) that number of Buyer Common Shares equal to (x) the dollar value of the Loss(es) for which such Buyer Indemnified Party is entitled to indemnification under this Section 12, divided by (y) the Indemnification Price.
12.6.2 The prohibition on transfer of the Buyer Common Shares as contained in Section 10.1 is incorporated herein by reference and shall be deemed extended hereunder if any Indemnification Matter for which a Buyer Indemnified Party is the Indemnitee is pending at the end of the applicable Lock Up Period until a final determination of such pending Indemnification Matter, and if applicable, satisfaction thereof; provided, however, that the extension of the prohibition on transfer shall only apply to that number of Buyer Common Shares which the Indemnitor may become liable to deliver as a result of such Indemnification Matter. Any transfer, sale, assignment, pledge, encumbrance or other disposition of Buyer Common Shares in violation of the restriction contemplated in this Section 12.6.2 shall be null and void.
12.6.3 If it is necessary for the Stockholders to deliver Buyer Common Shares to Buyer pursuant to Section 12.6.1, each Stockholder shall, within ten (10) days of receiving the applicable Indemnification Notice, return to Buyer any certificate(s) representing such Buyer Common Shares for cancellation and Buyer, in exchange, will issue or cause to be issued to each Stockholder a new certificate reflecting the appropriate number of Buyer Common Shares held by each such Stockholder after the reduction contemplated in Section 12.6.1 herein. If a Stockholder does not deliver to Buyer its certificate(s) as contemplated in the preceding sentence, (i) such certificate(s) shall immediately be deemed cancelled and Buyer shall mark its records to indicate that such certificate(s) have been cancelled and (ii) Buyer shall issue a new certificate to such Stockholder in accordance with the previous sentence. Each Stockholder hereby gives the Secretary of Buyer an irrevocable power of attorney to make such cancellations on Buyer’s books on behalf of each such Stockholder in accordance with the foregoing.
12.7 Release of Indemnity Escrow Amount and Earnout Escrow Amount. Subject to the limitations set forth in Section 12.4, the Escrow Amount or any portion thereof shall be released to satisfy Losses of the Buyer Indemnified Parties under this Section 12, or to the Exchange Agent as provided in the Escrow Agreement (the “Escrow Release Amount”). The Escrow Release Amount shall be reduced by any such amount, which in the reasonable judgment of Buyer, acting in good faith, subject to the objection of the Stockholder Representative and the subsequent resolution of the claim in the manner provided in the Escrow Agreement, is necessary to satisfy any unsatisfied claims. Buyer Common Stock released from the Escrow Amount to satisfy Losses shall be equal to quotient of: (i) the dollar value of the Loss divided by (ii) the Indemnification Price.

12.8 Setoff. If any Indemnification Matters for which a Buyer Indemnified Party is the Indemnitee are pending or unsatisfied at a time when Buyer is required to pay or deliver the Earnout Payment to the Indemnitor, then Buyer shall have the right, upon notice to the Indemnitor, to withhold from such payment or delivery, until the final determination of such pending Indemnification Matters, the amount for which the Indemnitor (based upon such Indemnitor’s Pro Rata Share) may become liable as a result thereof, as determined by Buyer reasonably and in good faith, up to 10% of such Earnout Payment (the “Earnout Escrow Amount”). The Buyer Common Stock released from the Earnout Escrow Amount to satisfy Losses shall be equal to the quotient of: (i) the dollar value of the Loss divided by (ii) the Earnout Price.
12.9 Exclusive Remedy. Except with respect to disputes concerning the Merger Consideration Adjustment and Earnout Payment contemplated by Sections 2.9 and 2.11 hereof and actions for fraud committed by a party, the provisions and limitations of this Section 12 shall provide the exclusive remedy with respect any claim arising out of or relating in any way to this Agreement, and no such claim shall be brought other than pursuant to this Section 12; provided, however, that each party shall retain the right to pursue claims for specific performance, injunctive or other equitable relief for any breach of any obligation required to be performed hereunder and for fraud.
12.10 No Other Representations and Warranties.
12.10.1 In connection with Buyer’s and Merger Sub’s investigation of the Company and its businesses and operations, Buyer, Merger Sub and their respective representatives have received from the Company or its representatives certain projections and other forecasts for the Company and certain estimates, plans and budget information. Buyer and Merger Sub acknowledge and agree that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (ii) Buyer and Merger Sub are familiar with such uncertainties; and (iii) Buyer and Merger Sub are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives.
12.10.2 Buyer acknowledges that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3 hereto (and any certificate delivered by the Company hereunder), and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3 hereof (and any certificate delivered by the Company hereunder).
12.11 Merger Consideration Adjustment. The parties agree to treat any payment made under this Section 12 as an adjustment to the Merger Consideration pursuant to Section 2.6.

Section 13 Termination
13.1 Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
13.1.1 by mutual consent of Buyer and Merger Sub, on the one hand, and the Company, on the other;
13.1.2 by Buyer and Merger Sub, on the one hand, and the Company, on the other hand, if the Closing shall not have occurred within forty-five (45) calendar days of the date of this Agreement, provided, however, that the right to terminate this Agreement under this Section 13.1.3 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
13.1.3 by Buyer and Merger Sub, on the one hand, and the Company, on the other hand, if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;
13.1.4 by the Company if Buyer and/or Merger Sub (x) breach their material representations and warranties in any material respect, or (y) fail to comply in any material respect with any of their material covenants or agreements contained herein, in each case of (x) and (y) which breach or failure to comply cannot be cured or, if it can be cured, still exists ten (10) days following Company’s notification thereof; or
13.1.5 by Buyer and Merger Sub if the Company (x) breaches material representations and warranties in any material respect, or (y) fails to comply in any material respect with any of its material covenants or agreements contained herein, in each case of (x) and (y) which breach or failure to comply cannot be cured or, if it can be cured, still exists ten (10) days following Buyer’s or Merger Sub’s notification thereof.
13.2 Loan. Following the earlier of December 31, 2010 or the termination of this Agreement (except in the event of termination pursuant to Section 13.1.5) (the “Loan Notice Date”), at the option of the Company, the Buyer shall establish a committed line of credit that will be available to the Company for up to One Million Dollars ($1,000,000) with a maturity date of one hundred twenty (120) days from the acceptance of the line of credit by the Company, all pursuant to the terms and conditions set forth in a Note and Security Agreement to be entered into by the Company and Buyer. The Company shall have ten (10) Business Days following the Loan Notice Date to accept or reject the line of credit. For the Company to accept the line of credit, the Company must timely (a) execute the Note and Security Agreement in the form of Exhibit 13.2.1, (b) execute the Patent Security Agreement in the form of Exhibit 13.2.2, (c) executed the Agent Authorizations in the forms attached as Exhibit 13.2.3, and (c) cause the existing secured note holders (or the collateral agent on their behalf) to execute the Subordination Agreements in the forms attached as Exhibit 13.2.4. Failure by the end of such ten (10) Business Days to deliver the foregoing shall be deemed a rejection of the credit facility by the Company, and Buyer will have no further obligation to make the credit facility available.

13.3 Obligations to Cease. Subject to the next succeeding sentence, in the event that this Agreement shall be terminated pursuant to Section 13.1 hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except for (i) the obligations with respect to the Loan and Security Agreement contained in Section 13.2 hereof, (ii) this Section 13.3, and (iii) the obligations in Section 14. Notwithstanding anything to the contrary contained in this Section 13.3, nothing shall relieve a party for liability related to a breach of this Agreement prior to termination under Section 13.1.
Section 14 Other Provisions
14.1 Publicity. At all times before the Closing Date, without the prior written consent (which consent shall not be unreasonably withheld) of the Company and the Buyer, none of the parties hereto shall issue any announcement, press release or other public statement or furnish any information to the press or any third party with respect to this Agreement or the transactions contemplated hereby, or any material information regarding the Company, except as such press release, public statement or other announcement may be required by applicable Law or the rules or regulations of any applicable securities exchange, inter-dealer quotation system or Government Body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the Company and/or the Buyer, as the case may be, reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. Prior to the Closing, Buyer shall develop, and the Company shall cooperate with Buyer with respect to, communication plans related to the transactions contemplated by this Agreement, including the timing and substance of a joint announcement of the pendency of the transactions contemplated by this Agreement to employees of the Company; provided, that any announcements to employees shall include a statement that, until the transaction is publicly announced, the existence of the transaction is confidential and each employee is bound by agreement with the Company to keep such information confidential and is subject to limitations in connection with the trading of Buyer securities no more restrictive than the limitations applicable to Buyer employees.
14.2 Fees and Expenses. Except with respect to fees for the Escrow Agent in connection with indemnification claims which shall be governed by Section 12, Buyer and Merger Sub shall pay all of the fees and expenses incurred by them, and the Company (pre-Closing) shall pay all of the fees and expenses incurred by the them, in negotiating and preparing this Agreement (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby.

14.3 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

If to Buyer or Merger Sub:	iCAD, Inc.
98 Spit Brook Rd. #100
Nashua, NH 03062-5734
Attn: Ken Ferry, CEO
Facsimile: (603) 880-3834

With a copy to:	Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
Attn: Barry H. Genkin, Esq.
Facsimile: (215) 832-5514

If to Company:	Xoft, Inc.
345 Potrero Avenue
Sunnyvale, CA 94085
Attn: Michael S. Klein
Facsimile: (408) 419-2301

With a copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304-1050
Attn: Philip H. Oettinger
Facsimile: (650) 493-6811

If to the Stockholder Representative:	Sutter Hill Ventures
755 Page Mill Rd.
Suite A-200
Palo Alto, CA 94304-1005
Attn: Jeffrey Bird
Facsimile: (650) 858-1854

With a copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304-1050
Attn: Philip H. Oettinger
Facsimile: (650) 493-6811

If to a Stockholder:	To the address of record for such Stockholder maintained by the Company.

14.4 Reliance; Interpretation of Representations. Notwithstanding any right of Buyer to fully investigate the affairs of the Company (and vice versa) and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation (and vice versa), Buyer and Merger Sub, on the one hand, and the Company and the Stockholders, on the other hand, have the right to rely fully upon the representations, warranties, covenants and agreements contained in this Agreement. The representations and warranties are bargained for assurances. Each warranty, representation and covenant contained in this Agreement is independent of all other warranties, representations and covenants contained herein (whether or not covering identical or related subject matter) and must be independently and separately complied with and satisfied.
14.5 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto (including the Ancillary Agreements and the Confidentiality Agreement), state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including all letters of intent (including but not limited to those certain Letters of Intent dated November 9, 2010 and November 12, 2010) previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.
14.6 Parties in Interest; Assignment. This Agreement shall bind, benefit, and be enforceable by and against the Company, Buyer, and Merger Sub and their respective successors and assigns, and the Stockholders and their respective heirs, estates and personal representatives. No party shall in any manner assign any of its or his rights or obligations under this Agreement without the express prior written consent of the other parties.
14.7 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
14.8 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.
14.9 Counterparts; Facsimile and Electronic Delivery. This Agreement may be executed in any number of counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute the same instrument. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail (provided such documents are in PDF (portable document format)), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or computer in the manner described in this Section 14.9 to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or computer in the manner described in this Section 14.9 as a defense to the formation of a contract and each such party forever waives any such defense.

14.10 Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.
14.11 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.
14.12 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.
14.13 Waiver of Trial by Jury. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.
14.14 Consent to Jurisdiction. Except for any dispute arising out of, relating to, or in connection with Sections 2.9 and 2.11, which shall be resolved exclusively set forth in the manner set forth in such sections, in any action or proceeding between any of the parties arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any dispute arising out of, relating to or in connection with this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of a claim as to which the federal courts have exclusive jurisdiction, the Federal Court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal Court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal Court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal Court). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14.3. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

14.15 No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including any customer, prospect, supplier, employee, contractor, salesman, agent or representative of the Company; except following the Effective Time, such provisions that act for the benefit of (i) the Stockholders, as set forth in Sections 2.6, 2.7, and 2.11, (ii) the Stock Bonus Recipients, as set forth in Section 2.6 and 2.11 and the Cash Bonus Recipients, as set forth in Section 2.6 and 2.11 and (iii) the directors and officers of the Company on the date of this Agreement with respect to Section 10.4.
14.16 Neutral Construction. In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a documents are construed against the draftsperson of that document shall not apply to this Agreement.
14.17 Stockholder Representative.
14.17.1 Each Stockholder hereby irrevocably authorizes and appoints Jeffrey Bird as the Stockholder Representative (the “Stockholder Representative”), with full power of substitution and resubstitution, as his or its representative in connection with the transactions contemplated by this Agreement.
14.17.2 By virtue of the approval of the Merger and adoption of this Agreement by the Stockholders, each Stockholder (other than such Stockholders, if any, who have perfected dissenters’ or appraisal rights under Delaware law) agrees that the Stockholder Representative shall have the full power, authority and right to perform, do and take any and all actions he deems necessary or advisable to carry out the purposes of this Agreement and the transactions contemplated hereby all without liability to such Stockholder, so long as same are carried out by the Stockholder Representative in good faith. Such actions include the power to amend, modify or waive any agreement in the name of each Stockholder as if such Stockholder had himself amended, modified or waived such agreement; provided that the Stockholder Representative shall have no power (the “Limitations”) to alter any term of this Agreement which would (a) increase the scope of his powers, (b) reduce the amount or change the type of Merger Consideration to be received by any Stockholder unless a majority of the Stockholders shall so agree or (c) change the terms of a provision that provides rights to a specific Stockholder for purposes of compliance with the Investment Company Act of 1940. In particular, but not by way of limitation, the Stockholder Representative shall have the power to make and carry out decisions under this Agreement or in furtherance of the Transactions on behalf of each Stockholder and to sign documents and make filings on behalf of each Stockholder as if such Stockholder had himself or itself signed or filed such document.

14.17.3 The Stockholders shall, severally and not jointly, indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred on the part of the Stockholder Representative (so long as the Stockholder’s Representative was acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Stockholder Representative duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (the “Stockholder Representative Expenses”). The Stockholder Representative shall be able to recover any Stockholder Representative Expenses first from the Representative Reimbursement Amount and then from the Escrow Release Amount and any Earnout Payment that is made to the Stockholders, by setting off such Stockholder Representative Expenses against any of such amounts that are required to be paid to the Stockholders pursuant to the Escrow Agreement. In the absence of available funds from the Representative Reimbursement Amount, the Escrow Release Amount or an Earnout Payment to the Stockholders, each Stockholders shall severally indemnify the Stockholder Representative for any Stockholder Representative Expenses based on its Pro Rata Share. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement (subject to the Limitations) shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders.
14.17.4 The Stockholder Representative may resign at any time. Upon such resignation, each Stockholder hereby authorizes the Stockholder Representative to appoint a new Stockholder Representative to replace such resigning Stockholder Representative with the same powers and duties as such resigning Stockholder Representative.
14.17.5 If the Stockholder Representative or any successor shall die, or become unable to act as the Stockholder Representative, a replacement shall promptly be appointed by a writing signed by Stockholders who received a majority of the Merger Consideration.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement effective as of the day and year first above written.

iCAD, Inc.
By:	/s/ Kenneth Ferry
	Name:	Kenneth Ferry
	Title:	President and Chief Executive Officer

XAC, Inc.
By:	/s/ Kenneth Ferry
	Name:	Kenneth Ferry
	Title:	President and Chief Executive Officer

Xoft, Inc.
By:	/s/ Michael S. Klein
	Name:	Michael S. Klein
	Title:	President and Chief Executive Officer

THE STOCKHOLDER REPRESENTATIVE:
/s/ Jeffrey W. Bird
Jeffrey Bird
[Signature page to Agreement and Plan of Merger]

EXECUTION VERSION
EXHIBIT “1A”
Defined Terms

EXECUTION VERSION
“1934 Act” shall have the meaning specified in Section 4.6 of the Agreement.
“2010 Financials” shall have the meaning specified in Section 5.7.3 of the Agreement.
“280G Stockholder Approval” shall have the meaning specified in Section 5.5 of the Agreement.
“401(k) Plan” shall have the meaning specified in Section 10.5 of the Agreement.
“Accounts Receivable” means all trade accounts and notes receivable and all other miscellaneous receivables and rights to payment of the Company for products or goods sold or delivered and services performed, including those that are not evidenced by instruments relating to products or goods sold and shipped, by the Company on or before the Closing Date, net of reserves, determined in accordance with GAAP consistent with past practice.
“Actual Closing Working Capital” shall have the meaning specified in Section 2.10.2 of the Agreement.
“Affiliate” means, when used with reference to a specific Person: (i) any Person who is an officer, partner, manager, member or trustee of, or serves in a similar capacity with respect to, the specified Person; (ii) any partnership, limited liability company, corporation, trust or other entity of which the specified Person is a partner, officer, manager, member, trustee or serves in a similar capacity or is directly or indirectly the owner of a partnership interest, limited liability company interest, any portion of a class of equity securities (in the case of publicly held securities, any portion of a class of such securities aggregating at least five percent (5%) of such securities), or in which such Person has a beneficial interest; (iii) any Person (or any officer, partner, manager, member or trustee, or, one who serves in a similar capacity with respect to such Person) that directly or indirectly through one or more intermediaries Controls or is Controlled by or under common Control with such specified Person, and/or (iv) when used in reference to any of the parties hereto, any Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with any one or more of the beneficial owners of such party hereto.
“Agreement” shall have the meaning specified in the preamble hereto.
“Ancillary Agreements” shall have the meaning specified in Section 3.2.1 of the Agreement.
“Asset” means any real, personal, mixed, tangible or intangible property of any nature, including Cash Assets, prepayments, deposits, escrows, Accounts Receivable, Tangible Property, Real Property, Software, Contract Rights, Intangibles and goodwill, and claims, causes of action and other legal rights and remedies.
“Base Payment” shall have the meaning specified in Section 2.11.2 hereof.
“Business” shall have the meaning specified in the background section of the Agreement.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required by law, regulation or executive order to remain closed.
“Buyer” shall have the meaning specified in the preamble hereto.
“Buyer Accountant” means BDO Seidman, LLP, or such other independent accounting firm of internationally recognized standing selected by Buyer for purposes of Section 2.10.2 of the Agreement.
“Buyer Common Shares” means shares of common stock, $0.01 par value, of Buyer.
“Buyer Group” shall have the meaning specified in Section 3.16.2 of the Agreement.
“Buyer Disclosure Schedule” shall have the meaning specified in Section 4 of the Agreement.
“Buyer Indemnified Party” or “Buyer Indemnified Parties” shall have the meaning specified in Section 12.1 of the Agreement.
“Buyer Plans” shall have the meaning specified in Section 10.5 of the Agreement.
“Buyer SEC Documents” shall have the meaning specified in Section 4.6 of the Agreement.
“Calculation Dispute Notice” shall have the meaning specified in Section 2.10.3 of the Agreement.
“Carve-Outs” shall have the meaning specified in Section 12.4.1 of the Agreement.
“Cash Consideration” shall have the meaning specified in Section 2.6.1 of the Agreement.
“Cash Asset” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature.
“Cash Bonus Recipient” shall have the meaning specified in Section 2.6.5(b) of the Agreement.
“Certificate of Merger” shall have the meaning specified in Section 2.2 of the Agreement.
“Change of Control” means any transaction or series of related transactions that results in (i) the sale of all or substantially all of the assets of the corporation or (ii) any change in voting control of the corporation’s shares in which the stockholders owning greater than 50% of the voting power of the corporation prior to such transaction or series of related transactions, do not own greater than 50% of the voting power following such transaction or series of related transactions; provided, however, that any financing transaction for the purpose of raising capital that results in the stockholders owning a majority of the voting securities of the Corporation prior to such transaction or series of related transactions not owning greater than 50% of the voting power following such transaction or series of related transactions, shall not be deemed a Change of Control.

2

“Class A Preferred Stock” means shares of Class A Preferred Stock, $0.001 par value of the Company.
“Class A-1 Preferred Stock” means shares of Class A-1 Preferred Stock, $0.001 par value of the Company.
“Closing” shall have the meaning specified in Section 2.2 of the Agreement.
“Closing Balance Sheet” shall have the meaning specified in Section 2.9.1 of the Agreement.
“Closing Date” shall have the meaning specified in Section 2.2 of the Agreement.
“Closing Date Merger Consideration” shall have the meaning specified in Section 2.6.2 of the Agreement.
“Closing Date Retention Bonus Amount” shall have the meaning specified in Section 2.6.5(c).
“Closing Price” means the average of the closing sale prices of the Buyer Common Shares over the thirty (30) trading days immediately preceding the Closing Date as reported on NASDAQ.
“Closing Shares” means the Buyer Common Shares delivered to the Stockholders as part of the Closing Date Merger Consideration.
“COBRA Gross Up” an amount, such that, after payment by Michael Klein and Mhairi Jones of all federal, state, and local income and employment taxes imposed on each of them with respect to the amounts payable equivalent to COBRA premiums under their Change of Control Agreements, Mike Klein and Mhairi Jones each retain an amount equal to such taxes as each of them is required to pay as a result of the payment of the COBRA premiums.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning specified in the preamble to the Agreement.
“Company Benefit Plans” shall have the meaning specified in Section 3.16.1 of the Agreement.
“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.
“Company Common Stock” means shares of the common stock of the Company with a par value of $0.001 per share.

3

“Company Disclosure Schedule” shall have the meaning specified in Section 3 of the Agreement.
“Company Employees” shall have the meaning specified in Section 3.15.1 of the Agreement.
“Company Intellectual Property” means all Intellectual Property Rights used in connection with the conduct of the Business as conducted by the Company as of the date hereof, including Third Party Licenses (as defined in Section 3.13.1), Limited License Materials (defined in Section 3.13.6), and Company Owned Intellectual Property.
“Company Options” means all outstanding options to acquire shares of Company Common Stock, whether under the Company Stock Plans or otherwise (including commitments to issue options).
“Company Owned Intellectual Property” means all Intellectual Property that is owned by, or filed in the name of, the Company, including the Company Registered Intellectual Property and the Company Software.
“Company Participants” shall have the meaning specified in Section 10.5 of the Agreement.
“Company Preferred Stock” means shares of Class A Preferred Stock of the Company with a par value of $0.001 per share and shares Class A-1 Preferred Stock of the Company with a par value of $0.001 per share.
“Company Registered Intellectual Property” shall have the meaning specified in Section 3.13 of the Agreement.
“Company Software” shall have the meaning specified in Section 3.13 of the Agreement.
“Company Stock Certificates” shall have the meaning specified in Section 2.7.2.
“Company Stock Plans” means the Xoft, Inc. 2000 Stock Option Plan and any other option plan, equity incentive plan, program and arrangement of Company.
“Confidentiality Agreement” shall have the meaning specified in Section 5.2 of the Agreement.
“Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.
“Consulting Agreements” shall have the meaning specified in Section 8.8 of the Agreement.

4

“Contract” means any written or oral contract, agreement, instrument, or order, or any legally binding arrangement, commitment or understanding of any nature, including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.
“Contract Right” means any right, power or remedy of any nature under any Contract, including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.
“Control” shall mean the ability, whether by the direct or indirect ownership of an equity interest, by contract or otherwise, to: (i) in the case of a corporation, elect a majority of the directors of a corporation; (ii) in the case of a partnership, select the managing partner of a partnership, or direct the votes of the partner or partners with authority to make decisions on behalf of the partnership; (iii) in the case of a limited partnership, select or direct the votes of the sole general partner, all of the general partners to the extent that each has management control and authority, or the managing general partner or managing general partners thereof; (iv) in the case of a limited liability company, select or direct the votes of the managing member(s) or manager(s) thereof; and (v) otherwise, to select, or to remove and select, a majority of those Persons exercising governing authority over an entity.
“Controls” and “Controlled” shall have correlative meanings to “Control.”
“Defense” shall have the meaning specified in Section 12.3.2 of the Agreement.
“DGCL” shall have the meaning specified in the background section of the Agreement.
“Dissenting Shares” shall have the meaning specified in Section 2.9.1 of the Agreement.
“Earnout Dispute Notice” shall have the meaning specified in Section 2.11.5 of the Agreement.
“Earnout Escrow Amount” shall have the meaning specified in Section 12.8 of the Agreement.
“Earnout Net Revenues” shall have the meaning specified in Section 2.11.2 of the Agreement.
“Earnout Payment” shall have the meaning specified in Section 2.11.2 of the Agreement.
“Earnout Period” shall have the meaning specified in Section 2.11.2 of the Agreement.

5

“Earnout Price” means the average market price of the shares over the last thirty (30) trading days of the Earnout Period.
“Earnout Statements” shall have the meaning specified in Section 2.11.4 of the Agreement.
“Effective Time” shall have the meaning specified in Section 2.2.2 of the Agreement.
“Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plan, program, policy or arrangement providing for bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.
“Employee Retention Plan” shall have the meaning specified in Section 2.6.5(a) of the Agreement.
“Encumbrance” means any lien, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, or charge of any nature.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
“Environmental Laws” means any and all applicable Laws relating to public or employee health and safety (excluding laws applicable to Employee Benefit Plans) or the protection of the environment, including those governing the use, handling, storage, transportation, disposal, Remediation of Hazardous Substances, exposure to Hazardous Substances and those governing the regulation of Radioactive Materials, medical waste or biohazardous waste as such terms are defined under applicable Laws. Environmental Laws include, without limitation, the federal Clean Air Act, the federal Clean Water Act, the federal Toxic Substances Control Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation and Liability Act, and their state law counterparts, all as amended as of the date of Closing (but excluding any Laws enforced or regulated by the FDA) or any state agency equivalent.
“Environmental Permit” means any license, permit, certification, registration, approval, order, waiver or authorization granted, issued, approved, or required by a Government Body (but excluding the FDA) pursuant to Environmental Laws.

6

“ERISA Affiliate” means any Person that is, together with the Company, treated as a single employer under Section 414 of the Code, or Section 4001(b) of ERISA.
“Escrow Agent” shall have the meaning specified in Section 2.6.4 of the Agreement.
“Escrow Agreement” shall have the meaning specified in Section 2.6.4 of the Agreement.
“Escrow Amount” means (i) 10% of the cash amount in Section 2.6.1(b) plus (ii) a number of Buyer Common Shares, equal to ten percent (10%) of the number of Buyer Common Shares comprising the Closing Date Merger Consideration without giving effect to item (ii) of the definition of Closing Date Merger Consideration in Section 2.6.2 of the Agreement.
“Escrow Release Amount” shall have the meaning specified in Section 12.7 of the Agreement.
“Estimated Closing Date Working Capital” shall have the meaning specified in Section 2.10.1 of the Agreement.
“Exchange Agent” shall have the meaning specified in Section 2.7.1.
“Exchange Agent Agreement” shall have the meaning specified in Section 2.7.1.
“Exchange Agent Amount” shall have the meaning specified in Section 2.7.1.
“Exchange Fund” shall have the meaning specified in Section 2.6.2.
“FDA” means the United States Food and Drug Administration and any successors thereto.
“Federal Healthcare Program” means any plan or program that provides, or pays the cost of, medical care whether directly, through insurance or otherwise, which is funded directly, in whole or in part, by the United States Government.
“Final Closing Working Capital” shall have the meaning specified in Section 2.10.6 of the Agreement.
“Financial Statements” shall have the meaning specified in Section 3.6.2 of the Agreement.
“FLSA” shall have the meaning specified in Section 3.15.7 of the Agreement.
“Form S-3 Registration Statement” shall have the meaning specified in Section 10.3 of the Agreement.
“GAAP” means generally accepted accounting principles under current United States accounting rules and regulations, consistently applied.
“General Release” shall have the meaning specified in Section 8.7 of the Agreement.

7

“Government Body” means any (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Government Programs” means any plan or program (including a Federal Healthcare Program) that provides, or pays the cost of, medical care whether directly, through insurance or otherwise, which is funded directly, in whole or in part, by a federal, state, local, municipal or other government (whether foreign or domestic).
“Hazardous Substances” means any substance, waste (including radioactive and medical waste), contaminant, pollutant or material that has been determined by any Government Body exercising authority pursuant to Environmental Laws to be capable of posing a risk of injury or damage to health, safety, or the indoor or outdoor environment, including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as “hazardous,” “dangerous” or “toxic” pursuant to any Environmental Laws, and (b) asbestos, polychlorinated biphenyls (“PCB’s”), petroleum, petroleum products and urea formaldehyde.
“including” means including but not limited to.
“Indebtedness” means the following items of the Company, whether or not reflected on the Latest Balance Sheet: (i) obligations of the Company created, issued or incurred for borrowed money, including all fees and obligations thereunder, (ii) obligations of the Company to pay the acquisition price of property or services, other than trade or accounts payable arising, and accrued expenses incurred, in the ordinary course of business consistent with past practice, (iii) any capital lease obligations of the Company, (iv) obligations evidenced by bonds, notes, debentures, outstanding letters of credit, bankers acceptances or similar instructions, and (v) any obligation guaranteeing any indebtedness or other obligations of any Person other than the Company. For the avoidance of doubt, Indebtedness shall not include the fees and expenses of legal counsel and other professional advisors incurred by the Company and its stockholders in furtherance of this Agreement and the Merger.
“Independent Accountants” means a Neutral Accounting Firm other than the Buyer Accountant and mutually acceptable to Buyer and Stockholder Representative.
“Indemnification Amount” shall have the meaning specified in Section 12.3.3 of the Agreement.
“Indemnification Cap” shall have the meaning specified in Section 12.4.2 of the Agreement.

8

“Indemnification Matter” shall have the meaning specified in Section 12.3 of the Agreement.
“Indemnification Notice” shall have the meaning specified in Section 12.3.1 of the Agreement.
“Indemnification Price” means the average market price of the Buyer Common Shares over the ten (10) trading days immediately preceding such date of payment.
“Indemnitee” shall have the meaning specified in Section 12.3 of the Agreement.
“Indemnitor” shall have the meaning specified in Section 12.3 of the Agreement.
“Insurance Cap” shall have the meaning specified in Section 10.4 of the Agreement.
“Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.
“Intangible” means any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right, technology or other intangible asset of any nature, whether in use, under development or design, or inactive.
“Intellectual Property Rights” means any and all intellectual property rights of whatever nature in any jurisdiction, whether registered or unregistered, including all rights in, to, arising out of, or associated with: (A) all patents and applications therefor anywhere in the world (whether national, international or otherwise) and including all reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, any counterparts claiming priority thereto and therefrom, utility models, design patents and like rights and inventions, invention disclosures, discoveries and improvements, whether or not patentable; (B) all trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), proprietary business or technical information, know-how, confidential information and rights to limit the use or disclosure thereof by any person; (C) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world, and rights in databases (or the collections of information, data, works or other materials) and designs; (D) all trade names, corporate names, certification marks, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout world, together with the goodwill associated with any of the foregoing; (E) Software; (F) Internet domain names; and (G) as well as the rights to sue for past, present, and future infringement of any and all such Intellectual Property Rights.

9

“Inventory” means all inventory of raw materials, all work in progress related to the products and all finished goods inventory of the products, whether held at a location or facility of the Company (or of any other person on behalf of the Company) or in transit to or from the Company (or any such other person).
“IRCA” shall have the meaning specified in Section 3.15.10 of the Agreement.
“IRS” shall have the meaning specified in Section 3.16 of the Agreement.
“Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, Government Body, administrative agency, regulatory authority or arbitration tribunal.
“to the Knowledge of the Company” and similar phrases means the actual knowledge of the officers and directors of the Company as provided on Schedule 3.1.3, or the knowledge that any officer or director of the Company would reasonably be expected to have after discussion of such matters with the employee of the Company who has primary responsibility for the supervision or management of such matters.
“Latest Balance Sheet” shall have the meaning specified in Section 3.6.2 of the Agreement.
“Latest Balance Sheet Date” shall have the meaning specified in Section 3.9 of the Agreement.
“Law” means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guidelines, including common law.
“Leased Real Property” shall have the meaning specified in Section 3.12 of the Agreement.
“Limitations” shall have the meaning specified in Section 14.17.1 of the Agreement.
“Limited License Materials” shall have the meaning specified in Section 3.13.6 of the Agreement.
“Listed Transaction” shall have the meaning specified in Section 3.18.12 of the Agreement.
“Loan Notice Date” shall have the meaning specified in Section 13.2 of the Agreement.
“Lock Up Period” shall have the meaning specified in Section 10.1 of the Agreement.
“Loss” or “Losses” shall have the meanings specified in Section 12.1 of the Agreement.
“Manufacturing Yield” means the 100 part moving average calculated at final test.
“Material Adverse Change” means a change which has or can be reasonably expected to have a Material Adverse Effect.

10

“Material Adverse Effect” means any occurrence, event, fact, condition, effect or change, whether determined individually or in the aggregate, that does, or is reasonably likely to, have a material adverse effect on the financial condition, results of operations or business of the Company (when used in Section 3) or Buyer (when used in Section 4), other than any occurrence, event, fact, condition, effect or change (i) resulting from performance in accordance with the express terms of this Agreement by the parties of their respective covenants contained herein; (ii) impacting the economy, securities markets, or financial markets generally, except to the extent such occurrence, event, fact, condition, effect or change disproportionately affects the Company or the Buyer (as applicable); (iii) impacting the Company’s industry in general, except to the extent such occurrence, event, fact, condition, effect or change disproportionately affects the Company or the Buyer (as applicable); (iv) any change or effect resulting from changes in GAAP or the interpretation thereof; (v) failure to meet internal forecasts or financial projections; (vi) any change or effect resulting from the pendency or consummation of the Merger, including the loss of any employees, customers, suppliers, consultants, partners or distributors; or (vii) attributable to any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared).
“Material Contracts” shall have the meaning specified in Section 3.14 of the Agreement.
“Merger” shall have the meaning specified in Section 2.1 of the Agreement.
“Merger Consideration” shall have the meaning specified in Section 2.6.1 of the Agreement.
“Merger Consideration Calculation Statement” shall have the meaning specified in Section 2.7.4 of the Agreement.
“Merger Sub” shall have the meaning specified in the preamble to the Agreement.
“Minimum Threshold” shall have the meaning specified in Section 2.11.2.
“NASDAQ” means The NASDAQ Stock Market.
“Negative Working Capital Balance” shall have the meaning specified in Section 2.10.6 of the Agreement.
“Negative Working Capital Balance Shares” shall have the meaning specified in Section 2.10.6 of the Agreement.
“Net Revenues” means, with respect to a product, the revenues resulting from the sale or other transfer of such product, net of the following offsets: credits actually taken for returns of such product and allowances, as determined in accordance with GAAP. If Surviving Corporation, Buyer or any of their Affiliates sells at a single price or rate, a combination of products, not all of which, if sold separately, would be a Xoft Product, then “Net Revenues” of Xoft Products with respect to such sales of products shall equal the total Net Revenues for such combination of products multiplied by the fraction equal to one (1) minus A/B, where A is the total average selling prices, when separately sold, of the products included in the combination that are not Xoft Products, and B is the total of the average selling prices, when separately sold, of the Xoft Products and each of the other products included in the combination. If all such items are not typically sold separately, any item not typically sold separately shall have a price attributed to it for purposes of this definition consistent with pricing of similar products or their functional equivalents. In either case, the price would exclude sales, use or excise tax, freight, duty or insurance included therein. When calculating the Net Revenues for any Earnout Payments, the amount of such sales in foreign currencies shall be converted into United States dollars pursuant to the foreign exchange rate fixed by Buyer for its annual operating plans for such year.

11

“Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that has not rendered services to the Company or Buyer or any Affiliate thereof, within 12 months prior to the date of the Agreement selected by an arbitrator selected in accordance with the rules of the American Arbitration Association.
“Non-Compete Agreements” shall have the meaning specified in Section 8.15 of the Agreement.
“Obligation” means any debt, liability or repayment obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, or otherwise.
“Optionholder” means a holder of one or more Company Options.
“Order” means purchase orders from customers awaiting shipment where contingencies have been resolved.
“Payroll Witholding Amount” mean Buyer’s portion of the statutory matching payment obligations for Medicare and FICA on the Closing Date Retention Bonus Amount.
“Permit” means any license, permit, certification, registration, clearance, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved, required or allowed by any Government Body, including, without limitation, investigational device exemptions, 510(k) clearances, or pre-market approvals from the FDA, but excluding any Environmental Permit.
“Person” means any individual, Entity or Government Body.
“Potential 280G Benefits” shall have the meaning specified in Section 5.5 of the Agreement.
“Proceeding” means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.
“Product” means any product manufactured, used, sold, offered for sale, marketed, and/or distributed by or on behalf of the Company as of the date hereof, together with any product manufactured or under development by or on behalf of the Company as of the date hereof that is scheduled to be marketed by the Company within six (6) months of the date hereof.

12

“Production Sources” means the equivalent to the current manufacturing recipe (including STM 519).
“Pro Rata Share” shall have the meaning specified in Section 12.6.1 of the Agreement.
“Purchaser Representative” shall have the meaning specified in Section 5.9 of the Agreement.
“Questionnaires” shall have the meaning specified in Section 5.10 of the Agreement.
“Radioactive Material” shall have the meaning given it in Title 17, California Code of Regulations, Division 1, Chapter 5, Subchapter 4.0, Group 1, Article 1, Section 30100(q).
“Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, all leasehold estates with respect to any of the foregoing, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.
“Registrable Securities” have the meaning specified in Section 10.3 of the Agreement.
“Release” shall have the same meaning as under the Comprehensive Environmental Response, Compensation and Liability Act and such similar terms as are used in similar laws of the State of California.
“Remaining Stockholders” means all Stockholders other than the Principal Stockholders.
“Remediation” shall have the same meaning as the terms “remove,” “removal,” “remedy,” “remedial action,” “respond” and “response” under the Comprehensive Environmental Response, Compensation and Liability Act and such similar terms as are used in similar laws of the State of California.
“Reorganization Plan” means the Company’s reorganization plan appearing as Exhibit C to the Secured Note Purchase Agreement by and between the Company and certain of the Stockholders dated October 8, 2010.
“Reportable Transaction” shall mean any transaction listed in Treasury Regulation Section 1.6011-4(b).
“Representative Reimbursement Amount” shall have the meaning specified in Section 2.6.1 of the Agreement.
“Required Stockholder Approvals” shall have the meaning specified in Section 3.3.5 of the Agreement.
“Resale Request” shall have the meaning specified in Section 10.3 of the Agreement.

13

“Reviewed Latest Balance Sheet” shall have the meaning specified in Section 5.7.2 of the Agreement.
“Rule 144” shall have the meaning specified in Section 10.3 of the Agreement.
“Seller Indemnified Party” or “Seller Indemnified Parties” shall have the meaning specified in Section 12.2 of the Agreement.
“Software” means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive including all object code, source code, comment code, algorithms, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, technical manuals, test scripts, user manuals and other documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all data bases necessary or appropriate to operate any such computer program, operating system, applications system, firmware or software.
“Stock Bonus Recipient” shall have the meaning specified in Section 2.6.5(a).
“Stockholder Board Representative” or “Stockholder Board Representatives” shall have the meaning specified in Section 10.2 of the Agreement.
“Stockholder Representative” shall have the meaning specified in Section 14.17.1 of the Agreement.
“Stockholder Representative Expenses” shall have the meaning specified in Section 14.17.3 of the Agreement.
“Stockholder Written Consent” shall have the meaning specified in Section 5.12 of the Agreement.
“Stockholders” means the holders of Company Capital Stock set forth on Section 3.3.1 of the Company Disclosure Schedule.
“Surviving Corporation” shall have the meaning specified in Section 2.1 of the Agreement.
“Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.
“Target Working Capital Amount” means $1,000,000.
“Tax” means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, bank, bank shares, mutual thrift, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; or (b) any deficiency, interest or penalty imposed with respect to any of the foregoing.

14

“Tax Returns” means all federal, state, local, foreign and other Tax returns and reports, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Government Body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendments thereto.
“Third Party Claim” shall have the meaning specified in Section 12.3.2 of the Agreement.
“Threshold” shall have the meaning specified in Section 12.4.1 of the Agreement.
“Transaction Expenses” means (i) the Company’s fees and expenses for legal counsel and other professional advisors, including PricewaterhouseCoopers, incurred by the Company and its stockholders in furtherance of this Agreement and the Merger, (ii) the Change of Control Payment as required by Section 2.13 hereof, (iii) the Payroll Withholding Amount, (iv) the amount of the premium for the D&O policy paid by Buyer at Closing, as required by Section 10.4 hereof, (v) the COBRA Gross Up Payment.
“Transfer Tax Returns” means Tax Returns filed with respect to Transfer Taxes.
“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest).
“Transmittal Letter” shall have the meaning set forth in Section 2.7.2.
“Trinet” shall have the meaning specified in Section 5.8.
“Trinet Agreement” shall have the meaning specified in Section 5.8.
“WARN Act” shall have the meaning specified in Section 3.15.9.
“Working Capital” mean (i) current assets, including but not limited to Cash Assets, Accounts Receivable, Inventory, and prepaid expenses, minus (ii) current liabilities, including but not limited to, accounts payable, accrued expenses (but excluding deferred revenue and any Indebtedness that is paid in full as of the Closing Date), with such values to be determined in accordance with GAAP. Working Capital shall not include any deferred Tax assets or liabilities to account for timing differences between book and Tax income or any liabilities required to be recorded on the financial statements of the Company pursuant to Financial Accounting Standards Board Interpretation No. 48.
“Working Capital Statements” shall have the meaning specified in Section 2.10.2 of the Agreement.
“Xoft Products” shall have the meaning specified in Section 2.11.2 of the Agreement.
“Zeiss Matter” shall have the meaning specified in Section 12.1.4 of the Agreement.

15

Exhibits:
Exhibit B — Certificate of Merger
Exhibit 2.6.4 — Escrow Agreement
Exhibit 2.6.5 — Management Bonus Plan Release
Exhibit 2.13 — Change of Control Release
Exhibit 2.7.2 — Transmittal Letter
Exhibit 3.3.6 — Voting Agreement
Exhibit 8.7 — General Release
Exhibit 8.8 — Consulting Agreement
Exhibit 8.15 — Restrictive Covenant Agreement
Exhibit 13.2.1 — Note and Security Agreement
Exhibit 13.2.2 — Patent Security Agreement
Exhibit 13.2.3 — Subordination Agreements
Exhibit 13.2.4 — Agent Authorizations

16

Schedules:

2.6.7	Escrow Amount

2.6.5(a)	Equity Payment under Employee Retention Plan

2.6.5(b)	Cash Payment under Employee Retention Plan

2.6.7	Merger Consideration Calculation

2.7.1	Restrictive Legend

3.1.2	Company Predecessors

3.1.3	Company Information

3.2.2	Non-contravention

3.2.3	Notices and Consents

3.3.1	Authorized Capital Stock; Stockholders; Right of First Refusal; Pre-emptive Rights

3.4	Accounts

3.5.1	Compliance with laws

3.5.2	Permits

3.5.4	Clinical Trials

3.9	Operations Since Latest Balance Sheet Date

3.11	Tangible Property

3.12.1	Real Property

3.12.3	Hazardous Substances

3.13.1	Trademarks; Patents; Licenses

3.13.2	Unpublished Patents

3.13.4	Rights to Intellectual Property; Infringements

3.13.5	Employee Agreements Relating to Intellectual Property

3.13.6	Limited License Materials

17

3.14.1	Contracts

3.14.2	Material Contracts

3.15.1	Trinet Employees

3.15.2	Non-Employee Sales Representatives

3.15.3	Rights to Terminate Employees

3.16.1	Employee Benefit Plans

3.16.4	ERISA Matters

3.16.5	Payments or Increase in Benefits under Employee Benefit Plans

3.17	Customers and Suppliers

3.18.7	Parachute Payments

3.19.1	Proceedings and Judgments

3.20	Insurance

3.21	Inventory

3.25	Related Party Transactions

4.3	Buyer’s Stock

4.5	Governmental Consents

4.7	Brokerage Fees

5.1	Conduct of Business

10.1	Lock-Up Agreements

12.1.4	Indemnification Matters

18